Exhibit 10.13

EXECUTION VERSION

CONFIDENTIAL

THIRD AMENDED AND RESTATED

LOAN PROGRAM AGREEMENT

between

CROSS RIVER BANK

and

UPSTART NETWORK, INC.

Dated as of

January 1, 2019

***	Certain information has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

i

ii

Exhibits

Exhibit A Fees and Eligible States

Exhibit B Credit Policy and Underwriting Procedures

Exhibit C Compliance Guidelines

Schedules

Schedule 3.1(i)(A) Reporting Data Fields

Schedule 3.1(i)(E) UNI Audit and Monitoring Program

iii

THIRD AMENDED AND RESTATED

LOAN PROGRAM AGREEMENT

THIS THIRD AMENDED AND RESTATED LOAN PROGRAM AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of this 1st day of January, 2019 (the “Effective Date”), by and between CROSS RIVER BANK, a New Jersey state chartered bank (“Bank”) and UPSTART NETWORK, INC., a Delaware corporation (“UNI”).

WHEREAS, Bank is an FDIC-insured New Jersey state-chartered bank with the authority to make consumer loans throughout the United States of America;

WHEREAS, UNI has developed and operates an online platform to deliver innovative financial services and to assist lenders in the marketing and originating of consumer loans in accordance with each lender’s pre-determined credit criteria; and

WHEREAS, Bank and UNI are parties to that certain Second Amended and Restated Loan Program Agreement, dated as of November 1, 2015 (as amended, the “Existing Program Agreement”) and wish to amend and restate the Existing Program Agreement in its entirety on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements contained herein, for good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties intending to be legally bound agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.1.    Definitions.

In addition to definitions provided for other terms elsewhere in this Agreement and except as otherwise specifically indicated, the following terms shall have the indicated meanings set forth in this Section 1.1.

“ACH” means automated clearing house.

“Advertising Materials” means all materials and methods used by UNI in the performance of its marketing and solicitation services under this Agreement in connection with the origination of Loans by Bank, including advertisements, direct mail pieces, brochures, website materials and any other similar materials. For the avoidance of doubt, “Advertising Materials” excludes UNI Referral Materials, the right, title and interest of which shall at all times belong to UNI, and may be used by UNI for any purpose outside of the Program provided such UNI Referral Materials do not incorporate any of the Marks of Bank.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. As used in this definition of Affiliate, the term “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through ownership of such Person’s voting securities, by contract or otherwise, and the terms “affiliated”, “controlling” and “controlled” have correlative meanings.

“Agreement” means this Third Amended and Restated Loan Program Agreement, including all schedules and exhibits hereto, as the same may be amended or supplemented from time to time.

“Annual Projections” is defined in Section 3.1(i)(B).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to either party from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means all laws, rules and regulations of any jurisdiction applicable to either party from time to time concerning or relating to money-laundering, including the Bank Secrecy Act 31 U.S.C. § 5311 et seq. and Regulation X promulgated thereunder and the applicable sections of the Patriot Act and implementing regulations related to know-your-customer and customer identification programs.

“Applicable Laws” means all federal, state and local laws, statutes, ordinances, regulations and orders, together with all rules and guidelines established by self-regulatory organizations, including the National Automated Clearing House Association, or government sponsored entities, applicable to a party or relating to or affecting any aspect of the Program (including the Loans), consumer credit laws, rules and regulations, and all requirements of any Regulatory Authority having jurisdiction over a party or any activity provided for in this Agreement, including all rules and any regulations or policy statements or guidance and any similar pronouncement of a Regulatory Authority, or judicial or regulatory interpretation of the foregoing, applicable to the acts of Bank, UNI or a Third Party Service Provider as they relate to the Program or a party or its performance of its obligations under this Agreement.

“Bank” has the meaning set forth in the recitals.

“Bank Rate Request” means the initial inquiry by a consumer directly to Bank, that is not through the Referral Services or a PBU Partner, via a user process flow on the UNI website for a loan offer under the Program.

“Bank Third Party Service Provider” means any contractor or service provider other than UNI retained, directly or indirectly, by Bank, who provides or renders services in connection with the Program.

“Borrower” means, with respect to any Loan, each Person who is a borrower under such Loan and each other obligor (including any co-signor or guarantor) of the payment obligation for such Loan.

“Business Day” means any day upon which New Jersey state banks are open for business, but excluding Saturdays and Sundays.

“Claim” means any claim, legal or equitable, cause of action, suit, litigation, proceeding (including a regulatory or administrative proceeding), grievance, complaint, demand, charge, investigation, audit, arbitration, mediation, or other process brought by a third party against Bank or UNI for settling disputes or disagreements, including, without limitation, any of the foregoing processes or procedures in which injunctive or equitable relief is sought.

“Compliance Guidelines” means the policies and procedures for compliance with Applicable Laws, as set forth in Exhibit C.

“Confidential Information” is defined in Section 10.4.

“Control” means with respect to any party, either (i) ownership directly or indirectly of fifty (50%) percent or more of all equity interests in such party or (ii) the possession, directly or indirectly, of the power to direct or cause the day-to-day direction of the management and policies of such party, through the ownership of voting securities, by contract or otherwise, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

“Credit Policy” means the credit requirements, including requirements applicable to applications for the extension of credit, of Bank as set forth in the Program Guidelines to be used by UNI in reviewing all Loan Applications on behalf of Bank.

“Credit Model Validation Services” means UNI’s services, policies and procedures related to model risk management for consumer loans originated under the Program, which shall include (i) development services, processes and procedures, (ii) testing/validation services and processes, (iii) validation frequency and (iv) monitoring of Third Party Service Providers involved with model risk management, each in accordance with FDIC Financial Institution Letter 22-2017, as such guidance may be updated from time to time.

“Credit Model Validation Documentation” means all documentation concerning the Credit Model Validation Services.

“Customer Information” means all information concerning Borrowers and Loan Applicants, including nonpublic personal information as defined under the Gramm-Leach-Bliley Act of 1999 and implementing regulations, including all nonpublic personal information of or related to customers or consumers of either party, including names, addresses, telephone numbers, account numbers, customer lists, credit scores, and account information, financial information, transaction information, consumer reports and information derived from consumer reports, that is subject to protection from publication under applicable law, including (i) any and all medical or personal information handled by UNI in connection with the Program that is required to be treated as confidential or nondisclosable pursuant to the Health Insurance Portability & Accountability Act of 1996, as amended, including the rules and regulations thereunder, and the related privacy and security provisions of the Health Information Technology for Economic and Clinical Health Act of 2009, as amended, including the rules and regulations thereunder; and (ii) any and all Borrower data in connection with the Program required to be treated as confidential or otherwise subject to the control objectives of the Payment Card Industry Data Security Standard, as amended, including the rules and regulations thereunder.

“ECOA” means the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.) and its implementing regulations and interpretations.

“Effective Date” is defined in the preamble to this Agreement.

“Existing Program Agreement” has the meaning set forth in the recitals.

“FCRA” means the Fair Credit Reporting Act and its implementing regulations.

“FDIC” means the Federal Deposit Insurance Corporation.

“FFIEC” means the Federal Financial Institutions Examination Council.

“Funding Date” means any day on which Bank receives a Funding Statement from UNI pursuant to Section 5.1(a); provided, however, that if Bank receives any such Funding Statement (i) on a day that is not a Business Day or (ii) after 12:00 pm Eastern Time on a Business Day, Bank may delay the Funding Date to be the immediately succeeding Business Day.

“Funding Statement” is defined in Section 5.1(a).

“GAAP” means generally accepted accounting principles in the United States of America, applied on a materially consistent basis.

“Governmental Authority” means any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise), including the Office of the Comptroller of the Currency, the Department of Justice, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Consumer Financial Protection Bureau, and the New Jersey Department of Banking and Insurance whether now or hereafter in existence, including any Regulatory Authority.

“Government List” means (i) the Annex to Presidential Executive Order 13224 (Sept. 23, 2001), (ii) OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including the OFAC website, https://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or any successor website or webpage) and (iii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained by a Governmental Authority that Bank notifies UNI in writing is now included in “Government List”.

“Indemnified Party” is defined in Section 10.1(d).

“Indemnifying Party” is defined in Section 10.1(d).

“Information Security Incident” means any actual unauthorized access to or acquisition, use, disclosure, modification or destruction of any Customer Information.

“Initial Term” is defined in Section 7.1.

“Insolvent” means, with respect to a party, if such party commences a voluntary action or other proceeding seeking reorganization, liquidation, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian or other similar official or to any involuntary action or other proceeding commenced against it; or becomes subject to an involuntary action or other proceeding, whether pursuant to banking regulations or otherwise, seeking reorganization, liquidation or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian or other similar official of it or any substantial part of its property; or an order for relief shall be entered against either party under the federal bankruptcy laws as now or hereafter in effect.

“Intellectual Property Rights” means all (i) intellectual property rights of any kind, worldwide, including utility patents, design patents, utility models, and all applications for the foregoing; (ii) Marks; and (iii) published and unpublished works of authorship, registered and unregistered copyrights, and all registrations and applications for the foregoing; software, technology, and documentation; and trade secrets, technical information, business information, ideas, inventions, know-how and other confidential and proprietary information, in whatever form.

“Loan” means a consumer loan made by Bank to a Borrower under the Program.

“Loan Account Agreement” means, with respect to a Loan, the document or documents containing the terms and conditions of such Loan, including applicable disclosure statements and the loan agreement.

“Loan Applicant” means a prospective Borrower that initiates a Bank Rate Request and/or a Loan Application under the Program. For the avoidance of doubt, a “Loan Applicant” does not include a consumer that requests a loan offer via (i) a PBU Partner, or (ii) the Referral Services unless and until such consumer elects to proceed with a loan offer from Bank.

“Loan Application” means the completed paper document or electronic application submitted by a Loan Applicant when requesting a Loan from Bank, together with any exhibits and ancillary materials; an application is initiated under the Program upon a consumer’s selection of a loan offer from the Bank via the Bank Rate Request flow or the Referral Services.

“Loan Documents” mean, collectively, with respect to any Loan, the Loan Account Agreement, the Note, the Loan Application, the Bank’s privacy notice and any other documents provided to Borrowers in connection with such Loan.

“Loan Proceeds” means, for any Loan, the funds disbursed to a Borrower under the Program, consisting of the principal amount of such Loan less the related Bank Origination Fee.

“Losses” shall mean all out-of-pocket costs, damages, losses, fines, penalties, judgments, settlements and expenses whatsoever, including outside attorneys’ fees and disbursements and court costs reasonably incurred by the Indemnified Party.

“Marks” means trademarks, trade names, service marks, logos, brands, corporate names, trade dress, domain names, social media user names, and other source identifiers or indicia of goods or services, whether registered or unregistered, and all registrations and applications for registration of the foregoing, and all issuances, extensions, and renewals of such registrations and applications, and all goodwill associated with any of the foregoing.

“Materials” is defined in Section 4.2(b).

“Material Adverse Effect” means, with respect to a party, and to any event or circumstance, (i) a material breach under this Agreement or any other agreement to which UNI and Bank are parties that remains uncured beyond any applicable cure period, or (ii) a material adverse effect on (a) the business, financial condition, operations, performance or properties of a party, (b) the ability of a party to perform substantially all of its obligations under this Agreement or any other agreement to which UNI and Bank are parties, or (c) the validity or enforceability of this Agreement or, with respect to Bank, the validity, enforceability or collectability of a material portion of the Loans.

“Model Documentation” means a description of the model underpinning the Technical Information (inclusive of any updates made from time to time).

“Note” means, with respect to each Loan, the electronic records evidencing the Borrower’s obligation with regard to a Loan.

“Notification Related Costs” means a party’s reasonable internal and external costs associated with investigating, addressing and responding to the Information Security Incident attributable to the other party, including: (i) preparation and mailing or other transmission of notifications or other communications to consumers, employees or others as such party deems reasonably appropriate; (ii) establishment of a call center or other communications procedures in response to such Information Security Incident (e.g., customer service FAQs, talking points and training); (iii) public relations and other similar crisis management services; (iv) legal, consulting, forensic expert and accounting fees and expenses associated with such party’s investigation of and response to such incident; and (v) costs for commercially reasonable credit reporting and monitoring services that are associated with legally required notifications or are advisable under the circumstances.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Origination Assistance Fee” means, with respect to each Loan Application delivered to Bank, the fee charged to Borrower for such Loan Application by UNI if the Loan is approved and made by Bank.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

“PBU Partner” means a financial services provider that, with Bank, desires to engage UNI to provide “Powered By Upstart” platform services outside of the Program in connection with the marketing and origination of consumer loans by Bank in accordance with pre-determined credit criteria established by Bank specifically for loans to be sourced by such financial services provider.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Platform Technical Auditor” has the meaning set forth in Section 3.1(i)(D).

“Program” means UNI’s program for the marketing and processing applications for Loans that Bank will originate pursuant to this Agreement and the Program Guidelines. For clarity, the Program does not include loans sourced through PBU Partners or Referral Services or any applications or loans that UNI processes for other lenders to which it offers similar services, provided however, the Referral Services that UNI offers to Bank under this Agreement may lead to Loans originated by the Bank under the Program.

“Program Guidelines” means the guidelines for the administration of the Program, including the Credit Policy, the Underwriting Procedures and the Compliance Guidelines.

“Program Manager” means the respective principal contact appointed by Bank and UNI to facilitate day-to-day operations and resolve issues that may arise in the implementation of the Program.

“Program Materials” means all Loan Documents and all other documents, materials and methods used in connection with the performance of the parties’ obligations under this Agreement, including the Loan Applications, and disclosures required by the Applicable Laws. For clarity, UNI shall own all right, title and interest in the Program Materials except to the extent such Program Materials incorporate any of the Marks of Bank.

“Program Terms” means the loan terms and conditions in connection with the Program and all Loans, as specified in the Program Guidelines.

“Referral Services” means the referral services provided by UNI on www.upstart.com where UNI markets loan offers from one or more lenders to consumers and generates and displays specific loan offers from Bank, and other bank partners using the “Powered By Upstart” platform services, for consumers to review and select. The Referral Services shall provide Bank with an additional channel for potentially acquiring Loan customers.

“Regulatory Authority” means the Office of the New Jersey Department of Banking and Insurance, the FDIC and any local, state or federal regulatory authority, including the Consumer Financial Protection Bureau, that currently has, or may in the future have, jurisdiction or exercising regulatory or similar oversight with respect to any of the activities contemplated by this Agreement or to Bank, UNI or Third Party Service Providers (except that nothing herein shall be deemed to constitute an acknowledgement by Bank that any Regulatory Authority other than the New Jersey Department of Banking and Insurance and the FDIC has jurisdiction or exercises regulatory or similar oversight with respect to Bank).

“Renewal Term” is defined in Section 7.1.

“Representatives” is defined in Section 10.5.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Technical Information” means, with respect to the Program and UNI Platform, all software, source code, documentation, algorithms, models, developments, inventions, processes, ideas, designs, drawings, hardware configuration, and technical specifications, including computer terminal specifications and the source code developed from such specifications.

“Term” is defined in Section 7.1.

“Termination Event” is defined in Section 8.1(a).

“Third Party Service Provider” means collectively Bank Third Party Service Providers and UNI Third Party Service Providers.

“Tracking Reports” is defined in Section 3.1(i)(B).

“Underwriting Procedures” means the underwriting requirements of Bank to be used by UNI in reviewing all Loan Applications on behalf of Bank, as set forth in Exhibit B.

“UNI Information” has the meaning set forth in Section 10.5(f).

“UNI Platform” means the computer software, proprietary system information, and related technology and documentation, developed and owned by, or licensed by third parties to, UNI relating to the lending services offered and/or provided by UNI to its customers pursuant to this Agreement, including the website operated by UNI, the associated Technical Information and all Intellectual Property Rights therein owned by UNI or licensed by third parties to UNI; provided that the UNI Platform does not include any Intellectual Property Rights owned by Bank or licensed by third parties to Bank; provided, further, that the ownership of Customer Information shall be determined in accordance with the provisions set forth in Section 2.5.

“UNI Referral Materials” means all materials and methods used by UNI in connection with the Referral Services to solicit consumers to UNI referral marketing services, including advertisements, direct mail pieces, brochures, website materials, and any other similar materials.

“UNI Third Party Service Provider” means any contractor or service provider retained, directly or indirectly, by UNI, who provides or renders services in connection with the Program.

Section 1.2.    Construction.

As used in this Agreement: (i) all references to the masculine gender shall include the feminine gender (and vice versa); (ii) all references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”; (iii) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (iv) references to another agreement, instrument or other document means such agreement, instrument or other document as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof; (v) references to “dollars” or “$” shall be to United States dollars unless otherwise specified herein; (vi) unless otherwise specified, all references to days, months or years shall be deemed to be preceded by the word “calendar”; (vii) all references to “quarter” shall be deemed to mean calendar quarter; (viii) unless otherwise specified, all references to an article, section, subsection, exhibit or schedule shall be deemed to refer to, respectively, an article, section, subsection, exhibit or schedule of or to this Agreement; (ix) unless the context otherwise clearly indicates, words used in the singular include the plural and words in the plural include the singular; and (x) in connection with the computation of any time period, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3.    Amendment and Restatement.

The parties agree that on the Effective Date, the Existing Program Agreement shall be amended and restated in its entirety by this Agreement and (a) all references to the Existing Agreement in any document other than this Agreement (including in any amendment, waiver or consent to such document) shall be deemed to refer to this Agreement as an amendment and restatement of the Existing Program Agreement in its entirety, and (b) all references to any section (or subsection) of the Existing Program Agreement in any document (but not herein) shall be amended to be references to the corresponding provisions of this Agreement. This Agreement is not intended to constitute, and does not constitute, a novation of the obligations and liabilities under the Existing Program Agreement or to evidence fulfillment of all or any portion of such obligations and liabilities. Further, on and after the Effective Date, (a) the Existing Program Agreement shall be of no further force and effect, except as amended and restated hereby, and except to evidence (i) prior transactions under the Existing Program Agreement, (ii) the representations and warranties made thereunder by the Bank and UNI prior to the Effective Date with respect to any transactions under the Existing Program Agreement only, and (iii) any action or omission performed or required to be performed pursuant to the Existing Program Agreement prior to the Effective Date (including any failure, prior to the Effective Date, to comply with the covenants contained in the Existing Program Agreement) as such action or omission relates to the Existing Program Agreement, and (b) the terms and conditions of this Agreement, including all rights and remedies hereunder, shall apply to all obligations incurred under the Existing Program Agreement. Until the Effective Date, the Existing Program Agreement shall remain in full force and effect in accordance with its terms. Each party (1) reserves the right to request (and the other party is obligated to provide) assistance to transition any systems, processes or other existing guidelines to conform to the terms and conditions of this Agreement, and (2) acknowledges and agrees that each party shall remain obligated to pay any fees and expenses for services or other activities that were properly performed prior to this termination and such payment obligation shall survive such termination. Except as may be applicable under the immediately preceding sentence, there shall be no termination fees or charges applicable to the termination of the Existing Program Agreement.

ARTICLE II

GENERAL PROGRAM DESCRIPTION

Section 2.1.    General Description.

UNI and Bank agree that, in accordance with the Program Guidelines, the Program shall consist of (i) the Bank making Loans in the states agreed upon by the parties set forth on Exhibit A (which may be updated from time to time by the UNI and Bank without amendment to this Agreement), and (ii) UNI providing marketing, origination assistance, Loan Application processing and other services on behalf of the Bank. The marketing and origination assistance services shall occur in such geographic locations set forth on Exhibit A. The specific duties of the parties in connection with the Program shall be as set forth in the terms of this Agreement.

Section 2.2.    Program Terms and Program Guidelines.

UNI shall comply with the Program Terms and the Program Guidelines in connection with the administration of the Program.

Section 2.3.    Program Modifications.

(a)    Bank may change the Program Terms or the Program Guidelines in its reasonable discretion, upon not less than thirty (30) days’ prior written notice to UNI (or such other notice period as the parties may mutually agree to in writing), provided that the foregoing prior notice period shall not be required in the event such modification is the result of a change in Applicable Laws or by request of a Regulatory Authority, provided further that Bank shall provide as much notice as is reasonably practicable and necessary under the circumstances subject to Applicable Law.    Without limiting the foregoing, Bank may require UNI to revise existing policies and procedures, or, as necessary, implement new policies and procedures, relating to any function or activity integral to the Program Guidelines, the Program and Applicable Laws, provided that UNI may recommend modifications to the Program Guidelines for the improvement of the Program for Bank’s approval, such approval not to be unreasonably withheld or delayed, which Bank shall in good faith adopt to the extent approved.

(b)    Notwithstanding the foregoing, if (i) there is a change in Applicable Law that prohibits a party from carrying out its obligations under this Agreement, (ii) a party receives a letter or directive from any Regulatory Authority that prohibits such party from carrying out its obligations under this Agreement, or (iii) following a change in Applicable Law or a judicial decision of a court having jurisdiction over such party (“Mandatory Judicial Authority”), a party receives a written legal opinion from nationally recognized outside counsel reasonably acceptable to the other party that continued performance under this Agreement based on such change in Applicable Law or Mandatory Judicial Authority would “most likely” fundamentally and adversely alter such party’s ability to comply with Applicable Law or Mandatory Judicial Authority, then such party shall notify the other party that it desires a meeting pursuant to this Section 2.3(b), and the parties shall meet and consider in good faith commercially reasonable modifications, changes or additions to the Program or this Agreement that may be necessary to address any attendant risks or concerns, including by executing appropriate amendments to the Agreement or the Program to reflect commercially reasonable adjustments to each party’s obligations under the Program as a result of the applicable triggering event set forth in clauses (i)-(iii) of this Section 2.3(b) (each, a “Triggering Event”) to most closely approximate the economics contemplated hereunder consistent with Applicable Law and Mandatory Judicial Authority. Notwithstanding any other provision of this Agreement to the contrary, if, within thirty (30) Business Days after the parties initially meet pursuant to the request described in the preceding sentence, the parties are unable to reach agreement regarding such commercially reasonable modifications, changes or additions to the Program or this Agreement, which at a minimum shall take into account the measures other similarly situated market participants have taken following a Triggering Event (including whether such participants have terminated or modified arrangements similar to the Program), then either party may terminate this Agreement upon thirty (30) days’ prior written notice to the other party, provided that a party may terminate this Agreement in accordance with the foregoing if, and only if, such party terminates all of its agreements with third parties that are similarly impacted by such Triggering Event, provided further, that if the Triggering Event is specific to certain state(s) or localities, the parties shall discontinue the Program only in those states or localities affected by such Triggering Event without terminating this Agreement in its entirety for such reason. For the avoidance of doubt, any termination pursuant to this Section 2.3(b) shall not be subject to any termination fees or penalties payable from UNI to the Bank, including any minimum volume or revenue commitments as may be otherwise applicable under this Agreement or under the Program. Nothing in this Section 2.3(b) shall limit either party’s respective rights to terminate this Agreement under ARTICLE VIII in accordance therewith.

Section 2.4.     Non-exclusivity.

This Agreement does not prohibit UNI, or any Affiliate of UNI, from providing the UNI Platform and marketing, origination assistance and other similar services provided by UNI hereunder with other lenders under existing agreements with such lenders whereby such other lenders act in a similar capacity to Bank as set forth hereunder.

Section 2.5.    Customer Information.

Customer Information shall be owned by Bank at all times prior to and during Bank’s ownership of any Loan made hereunder, provided that each party (i) shall be permitted to retain copies of and use Customer Information associated with all Loans, and (ii) shall deliver copies of all Customer Information to the other party upon request, each to the extent permitted by Applicable Law.

Section 2.6.     Powered by Upstart (“PBU”) Partner Requirements.

Subject to the limitations set forth herein, PBU Partners may be added to this Agreement, subject to Bank’s and UNI’s approval, by execution of a tri-party Joinder Agreement mutually acceptable in form and substance to Bank, UNI and the applicable PBU Partner. For clarity, a PBU Partner joining this Agreement will assume all obligations and liabilities related to all consumer loans designated under and subject to the applicable Joinder Agreement.

ARTICLE III

DUTIES OF UNI AND BANK

Section 3.1.    Duties and Responsibilities of UNI.

UNI shall perform and discharge the following duties and responsibilities in connection with the services provided to Bank:

(a)    Marketing. UNI shall be responsible for the marketing of the Loans to persons through use of the Advertising Materials approved by Bank pursuant to Section 4.2 of this Agreement and Program Materials. UNI’s marketing efforts may include the use of radio, television, internet and print advertising and any other form of media deemed reasonable by Bank and approved by Bank in accordance with Section 4.2. In marketing the Loans, UNI shall at all times and in all material respects comply with Applicable Laws, the terms of this Agreement, and Bank’s trademark usage guidelines which may be updated from time to time.

(b)    Program Controls and Monitoring Policies. UNI shall establish and maintain such controls as may be necessary or desirable to adequately control, monitor and supervise its Program obligations. UNI shall maintain policies and procedures as contemplated in the Program Guidelines for the Program and all Applicable Laws, including procedures relating to periodic training and on-going monitoring and auditing of UNI and UNI Third Party Service Providers for compliance with this Agreement, the Program Guidelines, and all Applicable Laws.

(c)    Compliance. UNI shall comply with the Program Guidelines and Applicable Laws and administer the Program Guidelines in connection with its duties hereunder.

(d)    Loan Origination.

(A)    Application Processing. UNI, on behalf of Bank and through the UNI Platform, shall process Loan Applications from Loan Applicants using a Loan Application form that is approved by Bank. The UNI Platform shall be configured to forward all completed Loan Applications that satisfy the Program Guidelines to Bank (or its designated loan processing agent) electronically or by other appropriate means agreeable to both parties. UNI, on behalf of Bank, shall take appropriate measures to verify the identity of all Loan Applicants consistent with Applicable Laws and the Program Guidelines, and take such further steps as UNI deems reasonably necessary to prevent fraud in connection with the Program. UNI will (i) refer only Loan Applications to Bank for Loan Applicants that have had their identities verified in accordance with the Program’s anti-money laundering compliance policy and procedure (collectively, the “Bank Secrecy Act Policy”), and (ii) respond to all inquiries from Loan Applicants regarding the Loan Application process. Without limiting the foregoing, at Bank’s request, UNI shall make available, or cause its authorized vendor to make available, all “Know Your Customer” and anti-money laundering screening information obtained regarding Applicants to Bank for final compliance determinations, including all information related to Know Your Customer, Customer Due Diligence, Enhanced Due Diligence, Politically Exposed Persons, and beneficial ownership, as well as information necessary for Bank to comply with recordkeeping and reporting requirements. UNI will use screening lists and other resources designated by Bank, which lists and resources will be updated in accordance with Bank’s policies and procedures, to reject applications where applicant identities cannot be adequately validated or from applicants that appear to present compliance risks such policies are designed to eliminate.

(B)    Approvals. Bank shall have the exclusive authority to approve or deny any or all Loan Applications in its sole discretion. All Loan approvals by Bank shall be based upon the information provided by Loan Applicants to Bank through UNI and such other information as obtained by UNI at the direction of Bank, and pursuant to the Program Guidelines. No Loan Application shall be approved by Bank unless it complies with the Program Guidelines and any Loan Application shall be deemed not approved to the extent it does not comply with the Program Guidelines; it being understood that UNI will provide its services to ensure compliance with the Program Guidelines. All Loan Application processing functions performed by UNI hereunder shall be supervised by Bank and Bank shall have the right to review and audit Loan Applications to determine compliance with the Program Guidelines. Any Loan Application shall be deemed not approved to the extent it does not comply with the Program Guidelines.

(C)    Declines. In the event Bank declines a Loan Application, UNI shall provide notices on behalf of Bank in accordance with the FCRA and ECOA including an adverse action notice to any Loan Applicant whose Loan Application is rejected by Bank.

(e)    Monitoring Communications and Complaints. UNI shall record and monitor all communications with Borrowers and Applicants in accordance with reasonable procedures established by Bank. UNI shall be responsible for receiving and responding timely to consumer complaints (solely as they pertain to the processing of Loan Applications or Loans), and promptly forwarding copies of each complaint and any response thereto to Bank, each in accordance with reasonable procedures established by Bank. UNI shall maintain complaint resolution policies and procedures reasonably acceptable to Bank, and shall further include a log of the complaints and information summarizing the complaints and responses thereto for the given time period by the 10th day of each month, along with sufficient information for Bank to analyze Program activity and potential trends relating to the Program and Loans. As part of such report, UNI shall provide Bank with any information reasonably requested by Bank for its fair lending review and analysis. UNI shall promptly deliver to Bank all correspondence related to a formal inquiry or investigation sent from, or to, any Regulatory Authority with respect to the Program or any other item that may affect UNI’s ability to perform its obligations under this Agreement or any other agreement between UNI and Bank. In addition, UNI shall provide prompt notice of any lawsuit or other legal proceeding with respect to the Program which shall include the name and address of the applicable litigant, a brief summary of the complaint, and a summary of the underlying issue and the root cause thereof, and, (A) if resolved, a brief summary of how the lawsuit or similar proceeding was resolved or (B) if not resolved, an anticipated plan and timeframe for resolution. Upon Bank’s request, UNI shall make commercially reasonable efforts to provide any material underlying documents related to such action or litigation, provided that UNI shall not be required to take any such action that in its counsel’s reasonable determination may compromise any claim of attorney-client privilege or duty of confidentiality; provided further that UNI shall use its commercially reasonable efforts to obtain waivers to the foregoing restrictions to deliver such information to the Bank.

(f)    Loan Document Submission. UNI shall be responsible for preparing and transmitting to each Loan Applicant all documents and all notices required by Bank to document the Loan, including the Loan Documents in connection with any Loan Application for the Loan. Prior to submitting any Loan to Bank, UNI shall, on behalf of Bank, (A) obtain from the Borrower the executed Loan Application, Loan Account Agreement and the executed Note; and (B) deliver a copy of Bank’s Privacy Notice to the Borrower.

(g)    Document Retention. UNI shall maintain and retain on behalf of Bank all original Loan Applications and copies of all adverse action notices and other documents relating to rejected Loan Applications for the period required by Applicable Laws. UNI shall further maintain originals or copies, as applicable, of all Loan Documents and any other documents provided to or received from Borrowers for the period required by Applicable Laws, all of which the parties acknowledge and agree shall be Bank property.

(h)    Compliance Management. UNI shall adopt and maintain compliance management systems (“CMS”) in accordance with Exhibit C attached hereto.

(i)    Reports and Information.

(A)    UNI Reporting and Compliance. UNI shall provide to Bank data submissions and reports reasonably requested by Bank on mutually agreed schedule to maintain effective enterprise risk management and internal controls to monitor UNI’s and UNI Third Party Service Providers’ compliance with this Agreement and with Applicable Laws. As of the Effective Date, this reporting shall include the items set forth in Schedule 3.1(i)(A), which schedule may be reasonably updated at any time by Bank upon reasonable prior notice in writing to UNI.

(B)    Projections. Each December 1 during the Term, UNI, shall consult with Bank and shall provide a marketing leads report of projected origination volumes, proposed growth rates, loan types, levels of credit quality (e.g., delinquency, losses, and charge-offs) and liquidity for the upcoming year with respect to the Loans (the “Annual Projections”).    In addition, the Annual Projections shall set forth the level of Loans UNI anticipates could be designated as subprime originations, as well as any Loans that may qualify as prime or near prime originations, but that have subprime credit characteristics. UNI shall prepare the Annual Projections in a commercially reasonable manner. In addition, and without limiting the foregoing, UNI shall provide Bank with periodic reports, not less often than monthly, in a mutually agreed format tracking the Loans against the projections contained in the Annual Projections for that year (the “Tracking Reports”), and in the event the Tracking Reports reveal a deviation of ten percent (10%) or more from the projections contained in the Annual Projections, the Program Managers of UNI and Bank respectively shall promptly meet to determine whether such deviation requires UNI to prepare a revision to the Annual Projection to reflect UNI’s then-current projections.

(C)    Systems Access. UNI shall provide Bank (i) with access to copies of all documentation authenticated by Loan Applicants and Borrowers, including the information needed for Bank to underwrite and approve Loan Applications pursuant to the Program Guidelines and (ii) such daily settlement reports, including reports noting the Loan Applications ready for underwriting and a summary report of Loans to be funded to satisfy the commercially reasonable information requirements of Bank, Regulatory Authorities and Bank’s internal and external auditors. Without limiting the foregoing, upon confirmation that Bank has successfully established an automated process to obtain relevant Loan and Program information with at least two other similarly situated counterparties, UNI shall cooperate with Bank to establish and maintain an automated accounting and loan tracking system to accurately reflect all Loan Applications, Loans and related information regarding the Program to satisfy the commercially reasonable information requirements of Bank, Regulatory Authorities and Bank’s internal and external auditors

(D)    Access to Business Models and Model Documentation. UNI shall provide Bank with reasonable access to the Model Documentation and Credit Model Validation Documentation, including the credit and business models underlying the Credit Model Validation Services and all pricing, credit, and underwriting assumptions thereto, provided that, in each instance, the requirements of Section 10.4(e) of this Agreement have been met. In addition, upon reasonable request, UNI shall provide Bank access to the Technical Information at UNI’s offices, which shall be subject to the requirements of Section 10.4(e). Subject to the confidentiality provisions of Section 10.4 hereof, UNI shall, upon Bank’s reasonable request and at UNI’s expense, submit its credit and business model and all Technical Information to an auditor of UNI’s choosing that is reasonably acceptable to Bank (a “Platform Technical Auditor”) (i) for validation of compliance with the Credit Model Validation Services and the Program Guidelines, including Applicable Laws and (ii) to independently test and validate UNI’s models for the Program, including UNI’s loan performance models. In connection with any such testing and validation, UNI shall cooperate with the Platform Technical Auditor, including delivering any requested information and making available responsible personnel to answer questions on a timely and complete basis. Any information shared by UNI with such Platform Technical Auditor and the results of the Platform Technical Auditor’s review is the Confidential Information of UNI. Such Platform Technical Auditor shall execute a confidentiality agreement with UNI containing terms that are no less permissive than to the confidentiality restrictions hereunder. UNI shall promptly deliver to Bank the work papers and results prepared by the Technical Platform Auditor, subject to confidentiality requirements set forth in Section 10.4. UNI shall promptly provide Bank with written notice of any proposed change to the credit model policy, including a full-context summary of the assumptions underlying such changes as well as the anticipated effects thereof.

(E)    Audit. Subject to that certain agreement entered into by the parties with respect to Bank’s ability to cause an audit of the Program, on an annual basis UNI shall cause an audit to be conducted of UNI’s controls to the extent other reports including the SSAE 16 report provided to the Bank fail, in the Bank’s reasonable discretion, to address specific controls relating to the control, monitoring and supervision of the operation of the Program and of UNI’s and UNI Third Party Service Providers’ compliance with this Agreement as set forth on Schedule 3.1(i)(E). Such audits shall be performed in accordance with Schedule 3.1(i)(E) by Bank or an independent third party firm acceptable to Bank and shall be at UNI’s sole cost and expense. UNI shall cause the audit reports set forth on Schedule 3.1(i)(E) to be delivered to Bank on the dates specified in such Schedule, each in form and substance satisfactory to Bank. Bank shall have full access to the results of each audit.

(F)    Non-Compliance and Remediation. UNI agrees that should an audit, investigation or review of UNI or UNI Third Party Service Providers reveal noncompliance with this Agreement, the Program Guidelines, and/or Applicable Laws, UNI shall notify Bank as soon as reasonably possible but in any case within ten (10) calendar days of notice of the noncompliance. In addition to the indemnification provided for in Section 10.1, UNI agrees to take all necessary steps to remediate and conform UNI’s or UNI Third Party Service Providers’ actions with this Agreement, the Program Guidelines and/or Applicable Laws, including reporting any potential restitution to any affected Borrowers.

(j)    Anti-Corruption; Sanctions. UNI shall comply and cause each of its Affiliates and UNI Third Party Service Providers to take action to enable Bank to comply in all material respects with all applicable Anti-Corruption Laws and Sanctions. UNI shall provide notice to Bank, within five (5) Business Days of UNI’s receipt, of any written notice of any Anti-Corruption Law or Sanctions violation or action involving UNI or any of its Affiliates or UNI Third Party Service Providers, to the extent the giving of such notice to Bank is permitted by Applicable Laws.

(k)     Governmental Proceedings. UNI, at Bank’s expense, shall reasonably cooperate with Bank with respect to any proceedings before any court, board or other Governmental Authority related to this Agreement and any of the rights hereunder (“Proceedings”), including any Loan and, in connection therewith, permit Bank, at its election, to participate in any such Proceedings, provided that to the extent such Proceedings arise from the act or omissions of UNI and would be subject to indemnification pursuant to Section 10.1(a), then UNI shall reimburse Bank for any expense in connection therewith.

(l)    Site Visits. Upon reasonable prior notice from Bank to UNI, UNI shall reasonably permit Bank to visit UNI’s office and UNI shall provide Bank with an update on its business and compliance practices relating to the Program during such visit. Such visits shall occur no more frequently than once per calendar year at UNI’s cost and expense (including travel and lodging), provided that Bank shall pay all costs associated with any additional visits Bank requires in its reasonable discretion. In all cases, any site visit shall be made during regular business, and shall be conducted by Bank without material disruption, provided that UNI shall make the appropriate personnel available to Bank.

(m)    Disaster Recovery. Prior to the Effective Date, UNI shall establish and maintain a disaster recovery plan and business continuity plan, consisting of policies and procedures, as well as ancillary backup capabilities and facilities (“DRP”), that is designed to enable the performance of all UNI’s duties and obligations contemplated under this Agreement and other agreements between UNI and Bank related to the Program in the event of any natural disaster or other unplanned interruption of services. At the request of Bank, UNI shall provide a current copy or summary of the DRP. UNI shall not amend the DRP in a manner that knowingly materially increases the risks of disruptions and delays of its services without the consent of the Bank. Reinstating the services contemplated under this Agreement shall receive as high a priority as reinstating the similar services provided to UNI’s affiliates and other customers.

(n)    UNI’s Program Manager. UNI shall designate a Program Manager. On a monthly basis (or as otherwise agreed by the parties), UNI’s Program Manager shall meet with Bank’s Program Manager to review the processes and procedures used by UNI to ensure that all Marketing Material and customer communication comply with Applicable Law including consumer credit laws. If UNI’s Program Manager and Bank’s Program Manager are unable to reach agreement with respect to any processes or procedures under the Program, then the dispute will be referred to the President of Bank and the Chief Executive Officer or another authorized officer of UNI who will work together in good faith towards a resolution. If the parties are unable to resolve the dispute, a party may, upon written notice to the other party, resolve the dispute in accordance with Section 10.3.

(o)    Referral Services. UNI shall provide the Referral Services to Bank separate from the Program. UNI represents and warrants in connection with the Referral Services: (i) its activities, and all the UNI Referral Materials, shall comply with Applicable Laws; (ii) it is authorized, registered and licensed to do business each state in which the nature of its activities make such authorization, registration or licensing necessary or required; and (iii) each Bank offer displayed in connection with the Referral Services shall be in accordance with Applicable Law and the Program Guidelines. On a monthly basis UNI shall make available to Bank all new or modified UNI Referral Materials.

(p)    UNI Third Party Service Providers. UNI shall not be permitted to retain or otherwise engage any new UNI Third Party Service Provider that will provide services critical to the operation of the Program, without the prior written consent of Bank.

Section 3.2.    Duties and Responsibilities of Bank.

Bank shall perform and discharge the following duties and responsibilities in connection with the Program:

(a)    Bank may modify the Program Guidelines from time to time in its discretion in accordance with Section 2.3(a).

(b)    Bank shall establish and maintain such controls as may be reasonably necessary to adequately control, monitor and supervise the operation of the Program, including the approval of each Loan. Neither Bank’s failure to establish and maintain any such controls nor the inadequacy of any Bank’s controls shall relieve UNI of its separate and independent obligations to establish and maintain its own such controls or to comply with the Program Guidelines and Applicable Laws.

(c)    Bank shall manage the Program in a good faith effort, employing at least the same degree of care, skill and attention that Bank devotes to the management of its other assets.

(d)    Bank shall review each Loan Application submitted through the UNI Platform and fund all Loans upon Bank’s approval in the manner set out in the Program Guidelines. All Loans shall be originated by Bank using UNI’s services described herein. UNI acknowledges that approval of a Loan Application, making of loans and provision of funding by Bank creates a creditor-borrower relationship between Bank and Borrower which involves, among other things, the Bank’s extension of credit, the disbursement of the Loan, and the right to collect the Loan payments. Bank shall have the sole and exclusive authority to approve or deny any or all Loan Applications. Bank shall provide UNI prompt notice after making a decision not to extend credit to any one or more Loan Applicants.

(e)    Bank shall be responsible for approving all Loan Documents for UNI’s use in connection with the Program, including: (i) the online Loan Application information requirements; and (ii) form of individual loan agreements to be used. The parties acknowledge that Bank is the creditor and the Loan Documents shall refer to Bank as the creditor for all Loans. In the event

Bank elects to change the Loan Documents, the provisions of Section 2.3 shall apply. UNI shall not be obligated to continue to promote or market the Program, nor to accept or process Loan Applications or facilitate the disbursement of funds in relation to credit through the UNI Platform, during any period when there is not agreement between UNI and the Bank concerning any Loan Documents.

(f)    Bank shall enter into all arrangements with credit bureaus related to the Program and appoint UNI as agent for purposes of obtaining credit report information from any credit bureau and any other interactions with credit bureaus related to the Program.

(g)    Bank shall designate a Program Manager. If Bank’s Program Manager and UNI’s Program Manager are unable to reach agreement, then the dispute will be referred to the President or another authorized officer of Bank and the Chief Executive Officer or another authorized officer of UNI who will work together in good faith towards a resolution. If the parties are unable to resolve the dispute, a party may, upon written notice to the other party, resolve the dispute in accordance with Section 10.3.

(h)    Subject to Applicable Law and the confidentiality requirements set forth herein, Bank shall notify UNI of the occurrence of any Termination Event applicable to it as soon as reasonably practicable.

(i)    Bank shall comply with Applicable Laws in connection with its duties hereunder, including as set forth in Exhibit C attached hereto.

Section 3.3.    Conditions Precedent to the Obligations of Bank.

The obligations of Bank in this Agreement are subject to the satisfaction of the following conditions precedent on or prior to Bank’s funding of a Loan:

(a)    Each Loan shall be sourced by UNI under the Program and meet the standards set forth in the approved Program Guidelines then in effect;

(b)    No Material Adverse Effect on Bank or UNI shall have occurred and be continuing at the time of or as a result of a Loan’s funding;

(c)    No action or proceeding shall have been instituted or threatened against UNI or Bank to prevent or restrain the consummation of the purchase or other transactions contemplated hereby and there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;

(d)    The representations and warranties of UNI set forth in Section 9.1 shall be true and correct in all material respects as though made on and as of such date and UNI shall be in compliance with its covenants and agreements set forth in this Agreement;

(e)    The obligations of UNI set forth in this Agreement to be performed on or before each date that Loan Proceeds are advanced shall have been performed in all material respects as of such date by UNI; and

(f)    Consistent with Section 3.1(i)(D), the validity of UNI’s Technical Information, including any algorithm used by UNI in connection with the Program, shall be established to Bank’s reasonable satisfaction, subject to the limitations regarding the disclosure of Technical Information set forth in Section 3.1(i)(D).

Section 3.4.    Joint Duties of UNI and Bank.

To the extent permitted by Applicable Law, each party shall notify the other party if it becomes aware of any inquiry, investigations or proceedings (whether verbal or written, formal or informal) initiated by any state attorney general, Regulatory Authority, or governmental figure (including a state or federal legislator) related to one or more Loans, or of any customer inquiry or complaint related to one or more Loans that is directed or referred to that party by any state attorney general, Regulatory Authority, or governmental figure (including a state or federal legislator), relating to any aspect of the Program within five (5) Business Days of becoming aware of such investigation or proceeding, and each party shall provide the other party with all documentation relating thereto, subject to any legal prohibitions on disclosure of such investigation or proceeding. The parties shall cooperate in good faith and provide such assistance, at the other party’s request, to permit a party to promptly resolve or address any investigation, proceeding, or complaint. The terms of this Section 3.4 shall survive the expiration or earlier termination of this Agreement for so long as any Loan originated pursuant to this Agreement remains outstanding.

ARTICLE IV

TRADE NAMES; ADVERTISING AND PROGRAM MATERIALS

Section 4.1.    Trade Names and Trademarks.

UNI shall have no authority to use any Marks of Bank except as explicitly permitted in this ARTICLE IV. Bank acknowledges that approved Program Materials or Advertising Materials may contain Marks of UNI, and Bank shall have no authority to use any Marks of UNI separate and apart from their use in the Program Materials or Advertising Materials or as otherwise approved hereunder or in writing by UNI. The parties shall use Program Materials and Advertising Materials only as permitted herein for the purpose of implementing the provisions of this Agreement and shall not use Program Materials or Advertising Materials in any manner that would violate Applicable Laws, the terms of this Agreement, or any provision of the Program Guidelines.

Section 4.2.    Advertising and Program Materials.

(a)    UNI’s services under this Agreement shall include preparation of the Advertising Materials and Program Materials to be used in connection with the Program and shall ensure that these materials (i) comply, at all times, with Applicable Laws, the terms of this Agreement, the Bank’s trademark usage guidelines, and the Program Guidelines, (ii) are true and accurate and not misleading in any material respect and (iii) are approved and authorized by Bank prior to use.

(b)    At least five (5) Business Days prior to the first use of any Marks of Bank, UNI Referral Materials to the extent they incorporate any of the Marks of Bank, Advertising Materials, and Program Materials (Marks of Bank, UNI Referral Material to the extent they incorporate any of the Marks of Bank, Advertising Materials and Program Materials collectively referred to herein as, the “Materials”), UNI shall provide to Bank samples of all Materials, in order to enable Bank to complete an initial review and to approve or reject any such materials. Materials will be considered approved and authorized by Bank once such approval and authorization is clearly communicated by Bank in writing; provided, such Materials shall be deemed to be considered approved and authorized by Bank if Bank does not respond to UNI’s submission of such Materials within five (5) Business Days. In the event Bank does not accept and authorize such Materials, UNI shall not use any such Materials. UNI hereby agrees that any approval by Bank of any Materials shall not relieve UNI of its primary responsibility for the preparation and maintenance of the Materials in accordance with this Section 4.2.

(c)    Bank may at any time retract or modify any approval previously given by it with respect to any Materials if Bank reasonably determines that such action is required to remain in compliance with Applicable Laws or for the safe and sound operation of the Program, or to preserve or protect the Mark’s of Bank or Bank’s reputation. Notwithstanding the foregoing, in the event Bank requires any changes to the Advertising Materials or Program Materials, Bank shall notify UNI pursuant to Section 2.3(b) of this Agreement, and each party shall thereafter comply with and have the rights and obligations set forth in Section 2.3 with respect to such Bank-required changes. UNI shall not be obligated to continue to promote or market the Program, nor to accept Loan Applications, during any period when there is not agreement between the UNI and the Bank concerning the Advertising Materials or the Program Materials UNI shall not have any liability in relation to Advertising Materials that have been distributed to Loan Applicants prior to the effective date of a notice from the Bank pursuant to this Section 4.2(c).

(d)    After Bank’s prior written approval and subject to Bank’s right to retract or modify any approval previously given as described in Section 4.2(c), UNI may use such Materials in accordance with the terms of this Agreement, and need not seek further approval for use of such materials; provided that UNI shall comply with all instructions from Bank (including any restrictions or prohibitions) as to the use of the Marks of Bank with any other Marks. In the event of a change in the Materials, UNI shall submit such Materials to Bank for review and approval in accordance with Section 4.2(b).    UNI hereby agrees that any approval by Bank of any Materials shall not relieve UNI of its primary responsibility for the preparation and maintenance of the Materials in accordance with this Section 4.2.

(e)    Subject to the terms and conditions of this Agreement, Bank hereby grants UNI a non-exclusive, non-assignable license without the right to sublicense, to use and reproduce Marks of Bank in the United States, as necessary to perform its obligations under this Agreement; provided, however, that (a) UNI shall obtain Bank’s prior written approval for the use of Bank’s Marks and such use shall at all times comply with all written instructions provided by Bank regarding the use of Bank’s Marks; (b) UNI acknowledges that it shall acquire no interest in Bank’s Marks; and (c) UNI shall obtain Bank’s prior written approval for the release of any press release incorporating the name, Marks or likeness of Bank. Upon termination of this Agreement, UNI shall cease using Bank’s Marks.

(f)    UNI recognizes the value of the goodwill associated with the Bank’s Marks and acknowledges that Bank exclusively owns all right, title and interest in and to the Bank’s Marks and all goodwill pertaining thereto. UNI acknowledges and agrees that any and all of its use of the Bank’s Marks shall be on behalf of and accrue and inure solely to the benefit of Bank.

(g)    UNI shall not, anywhere in the world, use or seek to register in its own name, or that of any third party, any Marks that are the Bank’s Marks, that are colorably or confusingly similar to the Bank’s Marks, or that incorporate the Bank’s Marks or any element colorably or confusingly similar to the Bank’s Marks.

Section 4.3.    Intellectual Property.

(a)    UNI shall retain sole and exclusive right, title and interest to all of its Intellectual Property Rights, including its Marks, its websites, the UNI Platform, the UNI technology related thereto, and UNI’s proprietary information. This Agreement does not transfer any Intellectual Property Rights from UNI to Bank.

(b)    Bank shall retain sole and exclusive right, title and interest in and to all of its Intellectual Property Rights, including its Marks, websites, promotional materials, proprietary information, and technology. This Agreement does not transfer ownership of any Intellectual Property Rights from Bank to UNI. For the avoidance of doubt, Bank has no Intellectual Property Rights in respect of the UNI Platform.

ARTICLE V

LOAN ORIGINATION AND COMPENSATION

Section 5.1.    Loan Origination.

(a)    On each day on which UNI receives Loan Applications from Loan Applicants that satisfy the eligibility criteria set forth in the Program Guidelines and that were approved by Bank for Loans, and who agreed to their Loan terms, UNI shall provide Bank a statement (each such statement, a “Funding Statement”) for origination of such Loans, containing, as applicable, (i) a list of all Loan Applicants who meet the eligibility criteria set forth in the Program Guidelines and was approved by Bank; (ii) the applicable Loan Proceeds to be disbursed by Bank for each Loan; (iii) all information necessary for the transfer of the Loan Proceeds to the corresponding Borrowers, including depository institution names, routing numbers and account number; and (iv) such other information as shall be reasonably requested by Bank.

(b)    On each Funding Date, Bank shall originate each Loan listed on the related Funding Statement by the close of business on such day, or, if the Funding Statement is received after 12:00pm ET, or on the immediately following Business Day. Bank shall distribute via ACH transfer, wire or other electronic methods an amount equal to the Loan Proceeds for the applicable Loan to each of the Borrowers.

Section 5.2.    Compensation.

Bank shall make daily payments of the Origination Assistance Fees earned and due to UNI, which shall be calculated on a schedule mutually agreed by the parties in accordance with Exhibit A. Bank may set off payments relating to Origination Assistance Fees from other fees or expenses owed by UNI to Bank under the Program. Payment of the Origination Assistance Fee shall compensate UNI for its performance of the services actually rendered and described hereunder and its costs and expenses associated with related activities, including any broker’s fees or commissions incurred by UNI in connection with such services to enable Bank to originate the Loans.

ARTICLE VI

EXPENSES

Section 6.1.    Expenses.

All costs and expenses not expressly the responsibility of UNI under this Agreement that are incurred by Bank in connection with the Program shall be Bank’s responsibility. UNI shall pay all costs and expenses incurred by UNI in connection with providing the services set forth in this Agreement, including compliance costs related to UNI’s obligations under Exhibit C, the costs of obtaining credit reports and delivering adverse action notices and such other direct expenses incurred in connection with providing services to the Bank under this Agreement. Without limiting the foregoing, UNI shall pay all actual, direct costs and expenses incurred by Bank (including legal fees) to the extent UNI requests that Bank enter into another agreement with a third party with respect to the Program.

Section 6.2.    ACH and Wire Costs.

UNI shall be responsible for the costs associated with all ACH and wire transfers executed in connection with the Program.

Section 6.3.    Taxes.

Each party shall be responsible for payment of any federal, state, or local taxes or assessments applicable to such party associated with the performance of its obligations under this Agreement and for compliance with all filing, registration and other requirements applicable to such party related to this Agreement.

ARTICLE VII

TERM

Section 7.1.    Initial and Renewal Terms.

Unless terminated earlier in accordance with Article VIII, this Agreement shall have an initial term of four (4) years commencing upon the Effective Date (the “Initial Term”) and shall automatically renew for two (2) successive terms of two (2) years (a “Renewal Term,” collectively, the Initial Term and Renewal Term(s) shall be referred to as the “Term”), unless either party provides notice to the other party of its intent to not renew at least one hundred twenty (120)  days prior to the end of the Initial Term or the first Renewal Term.

Section  7.2.    Other Agreements.

This Agreement shall automatically be terminated upon the termination of any other material agreement between the parties with respect to the Program, unless otherwise mutually agreed in writing. The termination of this Agreement shall not discharge any party from any obligation incurred prior to such termination.

Section 7.3.    Survival.

The terms of this Article VII shall survive the expiration or earlier termination of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1.    Termination.

(a)    Either party shall have the right to terminate this Agreement immediately upon written notice to the other party in any of the following circumstances (each, a “Termination Event”):

(A)    the other party shall materially breach this Agreement and such breach is not cured within thirty (30) days after such breaching party receives written notice thereof from the non-breaching party, provided that the parties agree that the cure period for the breaching party shall be extended to ninety (90) days so long as such party is working in good faith to cure such breach and such breach is capable of being cured within such ninety (90) day period;

(B)    any representation or warranty made by the other party in this Agreement is incorrect in any material respect and is not corrected within thirty (30) days after such other party obtains actual knowledge thereof or written notice thereof has been given to such other party;

(C)    the other party commences a voluntary action or other proceeding seeking reorganization, liquidation, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian or other similar official or to any involuntary action or other proceeding commenced against it; or

(D)    the other party becomes subject to an involuntary action or other proceeding, whether pursuant to banking regulations or otherwise, seeking reorganization, liquidation or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian or other similar official of it or any substantial part of its property; or an order for relief shall be entered against either party under the federal bankruptcy laws as now or hereafter in effect.

(b)    Either party has the right to terminate this Agreement in accordance with Section 2.3(b); provided, however, that each party shall make good-faith efforts to maintain the viability of the Program by making necessary modifications where possible without terminating this Agreement in its entirety as contemplated by Section 2.3(b).

(c)    Either party shall have the right to terminate this Agreement if any Governmental Authority having jurisdiction over the terminating party requests or requires in writing that such party terminate this Agreement, including if such Governmental Authority has informed Bank in writing that Bank’s continued operation hereunder will materially and adversely affect the safety and soundness of Bank. In addition, Bank shall have the right to terminate this Agreement if Bank has received a written legal opinion from nationally recognized outside counsel reasonably acceptable to UNI that continued operation hereunder will “most likely” materially and adversely affect the safety and soundness of Bank.

(d)    Either party shall have the right to terminate this Agreement immediately upon notice to the other party in the event of a change in Control of either party, where such Control is acquired, directly or indirectly, in a single transaction or series of related transactions, or all or substantially all of the assets of a party are acquired, by any Person, or the notifying party is merged with or into another entity to form a new entity and such party is not the surviving entity; provided that in the event that either party terminates pursuant to this Section 8.1(d) in connection with its own change in Control, such party shall (i) provide a ninety (90) days’ written notice to the other party, and (ii) pay a termination fee equal to [***].

(e)    Either party shall have the right to terminate this Agreement if a Material Adverse Effect has occurred with respect to other party.

Section 8.2.    Effect of Termination.

Upon the termination of this Agreement, (a) Bank shall cease originating any new Loans, (b) UNI shall cease marketing the Program and soliciting new Loan Applicants, (c) each party shall immediately discontinue the use of the other party’s Marks, (d) all outstanding amounts due and owing hereunder shall become immediately due and payable, and (e) each party grants the other party a perpetual, non-exclusive, non-assignable, royalty-free license without the right to sublicense, to use the Customer Information (other than Customer Information for Loans that have been sold to a third party) to the extent permitted by Applicable Law and subject to the limitations set forth in Section 10.4. The parties shall cooperate in order to ensure a smooth and orderly termination of their relationship, including taking reasonable steps to complete processing of all in-flight Loan Applications and approved Loans pending at the time of termination. Notwithstanding any termination hereof, the terms and conditions of this Agreement shall remain in place and effective to govern the relationship between the parties solely for any Loans of the Bank existing on the termination date until such time as they are no longer owned by the Bank and paying any compensation or expenses incurred prior to the termination date under Articles IV and V. For the avoidance of doubt, except in connection with Section 8.1(d), a termination pursuant to this Article VIII shall not be subject to any termination fees or penalties payable by either party.

ARTICLE IX

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.1.    UNI’s Representations and Warranties.

UNI makes the following warranties and representations to Bank:

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(a)    This Agreement is the valid and obligation of UNI and is enforceable in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity) and UNI has received all necessary approvals and consents for the execution, delivery and performance by it of this Agreement.

(b)    UNI is duly organized, validly existing, and in good standing under the laws of the state of its organization and is authorized, registered and licensed to do business in each state in which the nature of its activities makes such authorization, registration or licensing necessary or required.

(c)    UNI has the full corporate power and authority to execute and deliver this Agreement and perform all of its obligations hereunder.

(d)    The execution of this Agreement and the completion of all actions required or contemplated to be taken by UNI hereunder are within the ordinary course of UNI’s business and not prohibited by Applicable Laws.

(e)    The provisions of this Agreement and the performance of each of its obligations hereunder do not conflict with UNI’s organizational or governing documents, or any material agreement, contract, lease, order or obligation to which UNI is a party or by which UNI is bound, including any exclusivity or other provisions of any other agreement to which UNI or any related entity is a party, and including any non-compete agreement or similar agreement limiting the right of UNI to engage in activities competitive with the business of any other party or Governmental Authority that UNI is subject to.

(f)    No approval, authorization or other action by, or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by it of this Agreement other than approvals and authorizations that have previously been obtained and filings which have previously been made.

(g)    All information which was heretofore furnished by it or on its behalf in writing to Bank for purposes of or in connection with this Agreement, or any transaction contemplated hereby, is true and accurate in all material respects on and as of the date such information was furnished (except to the extent that such furnished information relates solely to an earlier date, in which case such information was true and accurate in all material respects on and as of such earlier date and the information as delivered reasonably indicates that it relates to an earlier date).

(h)    Except as licensed or otherwise permitted, UNI has not, and will not, use the Intellectual Property Rights, trade secrets or other confidential business information of any third party in connection with the development of the Program Materials and Advertising Materials or in carrying out its obligations or exercising its rights under this Agreement.

(i)    There is no action, suit, proceeding or investigation pending or, to the actual knowledge of UNI, threatened against UNI seeking a determination or ruling which, either in any one instance or in the aggregate, would reasonably be expected to result in a Material Adverse

Effect with respect to UNI or which would render this Agreement invalid, or asserting the invalidity of, or seeking to prevent the consummation of any of the transactions contemplated by, this Agreement. No proceeding has been instituted against UNI seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for UNI or any substantial part of its property.

(j)    Neither UNI nor any principal thereof has been or is the subject of any of the following that will materially affect UNI’s ability to perform under this Agreement:

(A)    an enforcement agreement, memorandum of understanding, cease desist order, administrative penalty or similar agreement concerning lending matters, or participation in the affairs of a financial institution;

(B)    an administrative or enforcement proceeding or investigation commenced by the Securities Exchange Commission, state securities regulatory authority, Federal Trade Commission, any banking regulator or any other state or federal Regulatory Authority, with the exception of routine communications from a Regulatory Authority concerning a consumer complaint and routine examinations of UNI conducted by a Regulatory Authority in the ordinary course of UNI’s business; or

(C)    a restraining order, decree, injunction or judgment in any proceeding or lawsuit alleging fraud or deceptive practices on the part of UNI or any principal thereof.

For purposes of this Section 9.1(j) the word “principal” of UNI shall include (i) any person owning or controlling ten percent (10%) or more of the voting power of UNI and (ii) any person actively participating in the control of UNI’s business.

(k)    Neither UNI nor, to its actual knowledge, UNI Third Party Service Providers, nor any of their respective officers, directors or members is a Person (or to UNI’s knowledge, is owned or controlled by a Person) that (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged felony involving a crime of moral turpitude.

(l)    UNI and, to its actual knowledge, UNI Third Party Service Providers are in compliance in all material respects with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws. Without limiting the generality of the foregoing, to the extent required by the Anti-Money Laundering Laws or Anti-Corruption Laws, UNI has established an anti-money laundering compliance program that is in compliance, in all material respects, with the Anti-Money Laundering Laws and Anti-Corruption Laws.

(m)    UNI agrees to maintain policies and procedures for the Program in accordance with Applicable Laws, including procedures relating to periodic training and on-going monitoring of UNI and, as warranted, UNI Third Party Service Providers.

(n)    UNI has in full force and effect insurance in such amounts and with such terms, as follows:

(A)    comprehensive general liability with limits not less than $1 million per occurrence and $5 million annual aggregate, with coverages to include contractual liability, personal injury and advertising injury;

(B)    statutorily required worker’s compensation;

(C)    employer’s liability of Five Million ($5,000,000.00) Dollars per employee/occurrence;

(D)    crime liability of not less than Five Million ($5,000,000.00) Dollars;

(E)    cybersecurity and privacy liability of not less than Five Million ($5,000,000.00) Dollars;

(F)    umbrella liability with limits not less than Twenty Five Million ($25,000,000.00) Dollars per occurrence and aggregate;

(G)    professional liability/errors & omissions of not less than Five Million ($5,000,000.00) Dollars.

UNI shall not decrease the above coverages without prior written consent by Bank. In addition, upon Bank’s written request, UNI shall increase the amount of UNI’s insurance coverage if either (a) requested in writing by a Regulatory Authority or (b) if an independent, nationally recognized third party insurance advisor selected by Bank and reasonably acceptable to UNI delivers a written opinion to UNI and Bank that such additional coverage is reasonably necessary to be consistent with standard industry practices based on the volume of Loan origination under the Program, provided that UNI shall have up to ninety (90) days to procure such additional coverage if so required pursuant to this Section 9.1(n), provided further that UNI shall not be deemed to be in breach of this Section 9.1(n) for so long as UNI is proceeding in good faith and exercising reasonable diligence, as determined by Bank, to procure such additional coverage.

Section 9.2.    Bank’s Representations and Warranties.

Bank makes the following warranties and representations to UNI:

(a)    This Agreement constitutes a valid and binding obligation of Bank, enforceable against Bank in accordance with its terms except (i) to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(b)    Bank is an FDIC-insured New Jersey state-chartered bank, duly organized, validly existing, and in good standing under the laws of the State of New Jersey.

(c)    Bank has full corporate power and authority to execute, deliver and perform all of its obligations under this Agreement.

(d)    The execution of this Agreement and the completion of all actions required or contemplated to be taken by Bank hereunder are within the ordinary course of Bank’s business and not prohibited by Applicable Laws.

(e)    The execution, delivery and performance of this Agreement have been duly authorized by Bank, and are not in conflict with and do not violate the terms of the charter or by-laws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party.

(f)    Bank has the authority to make Loans in accordance with the Program Terms to the Borrowers who meet the minimum Credit Policy requirements established in the Program Guidelines, as contemplated hereunder.

(g)    Bank has the authority to make Loans in each state in which Loans are made under the Program.

(h)    As of the date of origination, (i) to the best of Bank’s actual knowledge, each Loan meets the criteria outlined in the Program Guidelines; (ii) each Loan has not been satisfied, subordinated or rescinded, and no right of rescission, set-off, counterclaim or defense exists or has been asserted with respect to such Loan; (iii) each Loan was made and each Loan Amount disbursed by Bank in accordance with Applicable Laws; and (iv) there is no action before any state or federal court, administrative or regulatory body involving the Loan in which an adverse result would have a Material Adverse Effect upon the validity or enforceability of the Loan.

(i)    Neither Bank nor any principal thereof has been or is the subject of any of the following that will materially affect Bank’s ability to perform under this Agreement:

(A)    an enforcement agreement, memorandum of understanding, cease and desist order, administrative penalty or similar agreement concerning the Program;

(B)    an administrative or enforcement proceeding or investigation commenced by the Securities Exchange Commission, state securities regulatory authority, Federal Trade Commission, any banking regulator or any other state or federal Regulatory Authority; or

(C)    a restraining order, decree, injunction or judgment in any proceeding or lawsuit alleging fraud or deceptive practices on the part of Bank or any principal thereof.

For purposes of this Section 9.2(k) the word “principal” of Bank shall include (i) any person owning or controlling ten percent (10%) or more of the voting power of Bank and (ii) any person actively participating in the control of Bank’s business.

(j)    Neither Bank nor, to its actual knowledge, any of its respective officers, directors or members is a Person (or to Bank’s knowledge, is owned or controlled by a Person) that (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged felony involving a crime of moral turpitude.

(k)    Bank is in compliance in all material respects with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws. Without limiting the generality of the foregoing, to the extent required by the Anti-Money Laundering Laws or Anti-Corruption Laws, Bank has established an anti-money laundering compliance program that is in compliance, in all material respects, with the Anti-Money Laundering Laws and Anti-Corruption Laws.

(l)    Bank agrees to maintain policies and procedures in accordance with Applicable Laws, including procedures relating to periodic training and on-going monitoring of Bank and, as warranted, Bank Third Party Service Providers.

(m)    The provisions of this Agreement and the performance of each of its obligations hereunder do not conflict with Bank’s organizational or governing documents, or any material agreement, contract, lease, order or obligation to which Bank is a party or by which Bank is bound, including any exclusivity or other provisions of any other agreement to which Bank or any related entity is a party, and including any non-compete agreement or similar agreement limiting the right of Bank to engage in activities competitive with the business of any other party or Governmental Authority that Bank is subject to.

(n)    No approval, authorization or other action by, or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by it of this Agreement other than approvals and authorizations that have previously been obtained and filings which have previously been made.

(o)    There is no action, suit, proceeding or investigation pending or, to the actual knowledge of Bank, threatened against Bank seeking a determination or ruling which, either in any one instance or in the aggregate, would reasonably be expected to in a Material Adverse Effect with respect to Bank or would render this Agreement invalid, or asserting the invalidity of, or seeking to prevent the consummation of any of the transactions contemplated by, this Agreement. No proceeding has been instituted against Bank seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for Bank or any substantial part of its property.

Section 9.3.    UNI’s Covenants.

UNI hereby covenants and agrees as follows:

(a)    Information. UNI will furnish to Bank:

(A)    Annual Financial Statements. Within one hundred twenty (120) days after each of its fiscal years, copies of its annual audited financial statements certified by independent certified public accountants reasonably satisfactory to Bank and prepared on a consolidated basis in conformity with GAAP, together with a report of such firm expressing such firm’s opinion thereon without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of the audit.

(B)    Financial Statements. Within forty-five (45) days after each of its fiscal quarters, copies of its unaudited consolidated balance sheet and related statements of operations and stockholders’ equity as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its chief financial officer, principal accounting officer, treasurer or controller as presenting fairly in all material respects its (and its consolidated Subsidiaries) financial condition and results of operations on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(C)    Auditors’ Management Letters. Promptly after receipt thereof, notice that it has received any auditors’ management letters from its accountants that refer in whole or in part to any inadequacy, defect, problem, qualification or other lack of fully satisfactory accounting controls utilized by it and an opportunity to discuss the contents of such letter with its management.

(D)    Representations. Promptly upon having actual knowledge or notice that any representation or warranty set forth herein was incorrect at the time it was given or deemed to have been given, which failure or breach would reasonably be expected to materially and adversely affect Bank, together with a written notice setting forth in reasonable detail the nature of such facts and circumstances.

(E)    Proceedings. As soon as possible and in any event within three (3) Business Days after any of its executive officers receives notice or obtains actual knowledge thereof, any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, litigation, action, suit or proceeding before any Governmental Authority which, in the case of any of the foregoing, has had or would reasonably be expected to have a Material Adverse Effect on UNI.

(F)    Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in its reasonable judgment has had or would reasonably be expected to have a Material Adverse Effect with respect to UNI.

(G)    Other. Promptly, from time to time, such information, documents or records or reports respecting the Program or the condition or operations, financial or otherwise, of UNI as Bank may from time to time reasonably request.

(b)    Notice of Termination Events. As soon as possible, after obtaining actual knowledge thereof, notify Bank of the occurrence of any Termination Event applicable to it.

(c)    Conduct of Business. UNI shall perform all actions necessary to remain duly organized or incorporated, validly existing and in good standing in its jurisdiction of formation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business.

(d)    Preservation of Corporate Existence. UNI shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign entity in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications has had, or could reasonably be expected to have, a Material Adverse Effect.

(e)    Taxes. UNI shall file and pay any and all material taxes incurred and owed by UNI in connection with its business.

(f)    Total Systems Failure. UNI shall promptly notify Bank of any systems failure and shall advise Bank of the estimated time required to remedy such total systems failure. Until a total systems failure is remedied, UNI shall furnish to Bank such periodic status reports and other information relating to such systems failure as Bank may reasonably request and (ii) promptly notify Bank if it believes that such systems failure cannot be remedied by the estimated date, which notice shall include a description of the circumstances which gave rise to such delay, the action proposed to be taken in response thereto and it shall promptly notify Bank when a total systems failure has been remedied.

(g)    Replacement or Material Modification of Critical Systems. UNI agrees, as soon as practicable after the replacement or any material modification of any critical operating systems that significantly affect any calculations or reports made by UNI hereunder, to give notice of any such replacement or modification to Bank.

(h)    Furnishing of Information. UNI will furnish to Bank, as soon as practicable after receiving a request therefor, such information with respect to the Program as Bank may reasonably request.

(i)    USA PATRIOT Act. The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003, Section 326 of the USA PATRIOT Act requires all financial institutions to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. UNI agrees that it will provide Bank such information as it may request, from time to time, in order for Bank to satisfy the requirements of the USA PATRIOT Act, including the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

(j)    Mergers, Acquisition, Sales, etc. UNI will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person without providing prior written notice of such consolidation, merger, conveyance or transfer to Bank.

ARTICLE X

MISCELLANEOUS

Section 10.1.    Indemnification.

(a)    Indemnification by UNI. Except to the extent of any Losses which arise from (i) the direct acts or omissions of Bank or an Affiliate of Bank or a Bank Third Party Service Provider, including a violation of Applicable Law in respect of Bank’s obligations hereunder, (ii) the fraud or misrepresentation of a Loan Applicant or Borrower that could not reasonably identified by UNI’s fraud prevention and verification procedures, or (iii) UNI following the instructions of Bank or an Affiliate of Bank (at Bank’s direction), UNI shall be liable to and shall indemnify and hold harmless Bank and its directors, officers, employees, agents and Affiliates and permitted assigns from and against any and all Losses arising out of any Claim in connection with (A) a failure by UNI or any UNI Third Party Service Providers to comply with any of the terms and conditions of this Agreement, (B) an inaccuracy of any representation or warranty made by UNI herein, (C) infringement or alleged infringement by UNI or by any UNI Third Party Service Providers of any Marks of Bank, or the use thereof hereunder or any infringement or misappropriation or alleged infringement or misappropriation of any Intellectual Property Rights including any third party Intellectual Property Rights arising from any use of the UNI Platform, (D) a fraudulent application submitted by a Loan Applicant that should reasonably have been identified by UNI’s fraud prevention and verification procedures, and (E) an Information Security Incident involving Customer Information that is in the possession, custody or control of UNI.

Without limiting the foregoing, to the extent that a Loan originated by Bank hereunder (i) fails to meet requirements under the Program Guidelines and/or Applicable Law, in each case, in any respect that would adversely impact the enforceability, validity or collectability of the such Loan, (ii) is otherwise unsaleable primarily due to a breach by UNI of its obligations under this Agreement, and such failure or breach cannot be cured within sixty (60) days after Bank provides written notice to UNI of such failure or breach, or (iii) was originated by Bank based on UNI’s fraud, intentional misrepresentation or gross negligence then, at Bank’s option, UNI shall purchase or cause to be purchased from Bank such Loan within five (5) Business Days at a price equal to the outstanding principal balance, plus any accrued and unpaid interest on the Loan. Contemporaneous with any such purchase, Bank will transfer any Loan Documents in Bank’s possession to UNI.

(b)    Indemnification by Bank. Except to the extent of any Losses which arise from the direct acts or omissions of UNI or an Affiliate of UNI, or a UNI Third Party Service Provider, including a violation of Applicable Law in respect of UNI’s obligations hereunder, Bank shall be liable to and shall indemnify and hold harmless UNI and its officers, directors, employees, agents and Affiliates and permitted assigns, from and against any Losses arising out of any Claim in connection with (i) a breach by Bank of any of the terms and conditions of this Agreement, including any Losses resulting from Bank’s non-compliance with Applicable Laws in respect of its obligations in connection with the Program hereunder, (ii) an inaccuracy of any representation or warranty made by Bank herein (iii) infringement or alleged infringement by Bank or by any Bank Third Party Service Providers of any Marks of UNI, or the use thereof hereunder or any infringement or misappropriation or alleged infringement or misappropriation of any Intellectual Property Rights, and (iv) an Information Security Incident involving Customer Information that is in the possession, custody or control of Bank.

(c)    Notice of Claims. In the event any Claim is made, any suit or action is commenced or any actual knowledge of a state of facts that, if not corrected, would give rise to a right of indemnification of a party hereunder (“Indemnified Party”) by the other party (“Indemnifying Party”) is received, the Indemnified Party will give notice to the Indemnifying Party as promptly as practicable, but, in the case of lawsuit, in no event later than the time necessary to enable the Indemnifying Party to file a timely answer to the complaint. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to any such possible Claim for indemnification, and each party hereunder will render to the other such assistance as it may reasonably require of the other (at the expenses of the party requesting assistance) in order to insure prompt and adequate defense of any Claim based upon a state of facts which may give rise to a right of indemnification hereunder.

(d)    Defense and Counsel. Subject to the terms hereof, the Indemnifying Party shall have the right to assume the defense of any Claim. In the event that the Indemnifying Party elects to defend any Claim, then the Indemnifying Party shall notify the Indemnified Party via facsimile transmission or email, with a copy by mail, within ten (10) days of having been notified pursuant to this Section 10.1 that the Indemnifying Party elects to employ counsel and assume the defense of any such Claim. The Indemnifying Party shall institute and maintain any such defense diligently and reasonably and shall keep the Indemnified Party fully advised of the status thereof. The Indemnified Party shall have the right to employ its own counsel if the Indemnified Party so elects to assume such defense, but the fees and expense of such counsel shall be at the Indemnified Party’s expense, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party; (ii) such Indemnified Party shall have reasonably concluded that the interests of such parties are conflicting such that it would be inappropriate for the same counsel to represent both parties or shall have reasonably concluded that the ability of the parties to prevail in the defense of any Claim are improved if separate counsel represents the Indemnified Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), and in either of such events such reasonable fees and expenses shall be borne by the Indemnifying Party; (iii) the Indemnified Party shall have reasonably concluded that it is necessary to institute separate litigation, whether in the same or another court, in order to defend the Claims asserted against it; (iv) the Indemnified Party reasonably concludes that the ability of the parties to prevail in the defense of any Claim is materially improved if separate counsel represents the Indemnified Party; and (v) the Indemnifying Party shall not have employed counsel reasonably acceptable to the Indemnified Party to take charge of the defense of such action after electing to assume the defense thereof. In the event that the Indemnifying Party elects not to assume the defense of any Claim, then the Indemnified Party shall do so and the Indemnifying Party shall pay for, or reimburse Indemnified Party, as the Indemnified Party shall elect, all Losses of the Indemnified Party in accordance with Section 10.1(f) below.

(e)    Settlement of Claims. The Indemnifying Party shall have the right to compromise and settle any Claim in the name of the Indemnified Party; provided, however, that the Indemnifying Party shall not compromise or settle a Claim (i) unless it indemnifies the Indemnified Party for all Losses arising out of or relating thereto and (ii) with respect to any Claim which seeks any non-monetary relief, without the consent of the Indemnified Party, which consent shall not unreasonably be withheld. The Indemnifying Party shall not be permitted to make any admission of guilt on behalf of the Indemnified Party. Any final judgment or decree entered on or in, any Claim which the Indemnifying Party did not assume the defense of in accordance herewith, shall be deemed to have been consented to by, and shall be binding upon, the Indemnifying Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such Claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree. The Indemnifying Party shall be subrogated to any Claims or rights of the Indemnified Party as against any other Persons with respect to any amount paid by the Indemnifying Party under this Section 10.1(f).

(f)    Indemnification Payments; Disputes. Subject to each party’s compliance with the rights and duties set forth in this Section 10.1, amounts owing under Section 10.1 shall be paid promptly upon written demand for indemnification containing in reasonable detail the facts giving rise to such Losses; provided, however, that if the Indemnifying Party notifies the Indemnified Party within thirty (30) days of receipt of such demand that it disputes its obligation to indemnify (including its obligation to defend), or the Losses being claimed, and the parties are not otherwise able to reach agreement, the controversy shall be settled through arbitration as described in Section 10.3.

Section 10.2.    Limitation of Liability.

(a)    EXCEPT WITH RESPECT TO DAMAGES OR CLAIMS ARISING DUE TO A PARTY’S FRAUD, WILLFUL MISCONDUCT, GROSS NEGLIGENCE, BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, ANY CLAIM ARISING OUT OF CUSTOMER INFORMATION OR ALLEGED OR ACTUAL INFRINGEMENT OF INTELLECTUAL PROPERTY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, OR EXEMPLARY DAMAGES OR LOST PROFITS (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THE PROGRAM.

(b)    UNI shall not be responsible for Bank’s decisions to disregard any instructions provided by UNI.

Section 10.3.    Governing Law; Arbitration.

(a)    This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

(b)    At the request of either party, any dispute between the parties relating to this Agreement shall be submitted to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. The parties agree that any arbitration proceedings hereunder, unless otherwise agreed to by the parties, shall be conducted in the city of the home office of the party not commencing arbitration. Each party hereto consents to the jurisdiction over it by any court or arbitration panel as described herein. The arbitrator shall be authorized to award such relief as is allowed by law. Except as provided below, each party shall be responsible for its own attorneys’ fees incurred during the course of the arbitration, as well as the costs of any witnesses or other evidence such party produces or causes to be produced. The award of the arbitrator shall include findings of fact and conclusions of law. Such award shall be kept confidential and shall be final, binding and conclusive on the parties. Judgment on the award may be entered by any court of competent jurisdiction.

Section 10.4.    Confidential Information.

(a)    In performing their obligations pursuant to this Agreement, either party may disclose to the other party, either directly or indirectly, in writing, orally or by inspection of intangible objects (including documents), certain confidential or proprietary information including the names and addresses of a party’s customers, marketing plans and objectives, research and test results, and other information that is confidential and the property of the party disclosing the information (“Confidential Information”). The parties agree that the term Confidential Information shall include (a) this Agreement, the Program Guidelines and the Program Materials, as the same may be amended and modified from time to time, (b) business information (including products and services, employee information, business models, know-how, strategies, designs, reports, data, research, financial information, pricing information, corporate client information, market definitions and information, and business inventions and ideas), and (c) technical information including the Technical Information, software, source code, documentation, algorithms, models, developments, inventions, processes, ideas, designs, drawings, hardware configuration, and technical specifications, including computer terminal specifications, the source code developed from such specifications. The parties acknowledge and agree that (i) the term Confidential Information excludes Customer Information, and (ii) all Credit Model Validation Documentation is and shall remain UNI’s Confidential Information.

(b)    Bank and UNI agree that Confidential Information shall be used by each party and its Representatives solely in the performance of such party’s obligations under this Agreement.

(c)    Each party shall receive Confidential Information in confidence and shall not, without the prior written consent of the disclosing party, disclose any Confidential Information of the disclosing party, except to the receiving party’s Affiliates, officers, directors, counsel, representatives, employees, advisors, accountants, auditors or agents (including Third Party Service Providers) (“Representatives”) that have a need to know such Confidential Information; provided, however, that there shall be no obligation on the part of the parties to maintain in confidence any Confidential Information disclosed to it by the other which (i) is generally known to the trade or the public at the time of such disclosure, (ii) becomes generally known to the trade or the public subsequent to the time of such disclosure, but not as a result of disclosure by the other in violation of this Agreement, (iii) is legally received by either party or any of its respective Representatives from a third party on a non-confidential basis provided that to such party’s actual knowledge such third party is not prohibited from disclosing such information to the receiving party by a contractual, legal or fiduciary obligation to the other party, its Representatives or another party, or (iv) was or hereafter is independently developed by either party or any of its Representatives without using Confidential Information or in violation of its obligations under this Agreement.

(d)    The parties agree that the disclosing party owns all rights, title and interest in and to its Confidential Information, and that the party receiving such Confidential Information will not reverse-engineer any software or other materials embodying the Confidential Information. The parties acknowledge that Confidential Information is being provided for limited use internally, and the receiving party agrees to use the Confidential Information only in accordance with the terms and conditions of this Agreement.

(e)    Notwithstanding the foregoing, however, disclosure of the Confidential Information may be made if, and to the extent, requested or required by law, rule, regulation, interrogatory, request for information or documents, court order, subpoena, administrative proceeding, inspection, audit, civil investigatory demand, or any similar legal process without liability and, except as required by the following sentence, without notice to the other party. In the event that the receiving party or any of its Representatives receives a demand or request to disclose all or any part of the disclosing party’s Confidential Information under the terms of a subpoena or order issued by a court of competent jurisdiction or under a civil investigative demand or similar process, (i) to the extent practicable and permitted, the receiving party agrees to promptly notify the disclosing party of the existence, terms and circumstances surrounding such a demand or request and (ii) if the receiving party or its applicable Representative is compelled to disclose all or a portion of the disclosing party’s Confidential Information, the receiving party or its applicable Representative may disclose that Confidential Information that its counsel advises that it is compelled to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the Confidential Information that is being so disclosed.

(f)    Each party represents and covenants that it will protect the Confidential Information of the other party in accordance with prudent business practices and will use the same degree of care to protect the other party’s Confidential Information that it uses to protect its own confidential information of a similar type. Except as expressly provided herein, no right or license whatsoever is granted with respect to the Confidential Information or otherwise.

(g)    Following termination of this Agreement, upon the request of the disclosing party, the non-disclosing party will, within ten (10) days after receiving a request by the disclosing party, destroy all Confidential Information furnished to it and/or any of its Representatives by or on behalf of the disclosing party. Except to the extent a party is advised by legal counsel that such destruction is prohibited by law, the non-disclosing party and its Representatives will also destroy all written material, memoranda, notes, copies, excerpts and other writings or recordings whatsoever prepared by the non-disclosing party and/or its Representatives based upon, containing or otherwise reflecting any Confidential Information; provided, however, that neither the non-disclosing party nor any of its Representatives shall be obligated to return or destroy Confidential Information (i) to the extent it has been electronically archived by any such party in accordance with its automated security and/or disaster recovery procedures as in effect from time to time or (ii) to the extent required by their respective internal record retention policies for legal, compliance or regulatory purposes; provided that any such Confidential Information so retained shall remain subject to the confidentiality provisions contained herein for so long as it is retained by the non-disclosing party, irrespective of the Term of this Agreement. At the request of the disclosing party made at the time of its request for the return and/or destruction of Confidential Information, the return and/or destruction of materials in accordance with the foregoing shall be certified to the disclosing party in writing by an authorized officer of the non-disclosing party.

(h)    Notwithstanding anything to the contrary in this Agreement, to the extent that Bank owns any Customer Information during or after the Term, Bank grants UNI a perpetual, non-exclusive, non-assignable, royalty-free license without the right to sublicense, to use the Customer Information to the extent permitted by Applicable Law. Without limiting the foregoing, Bank acknowledges and agrees that, at any time after Bank’s sale of a Loan or after termination or expiration of this Agreement, Bank shall not sell, distribute or otherwise directly or indirectly use or store Customer Information (except as may be required by Applicable Law), including for the purposes of soliciting Borrowers for any products or services.

Section 10.5.    Privacy Law Compliance; Security Breach Disclosure.

(a)    Each party agrees that it shall obtain, use, retain and share Customer Information in strict compliance with all applicable state and federal laws and regulations concerning the privacy and confidentiality of such Customer Information, including the requirements of the federal Gramm-Leach-Bliley Act of 1999, its implementing regulations and Bank’s privacy notice, in connection with this Agreement. Neither party shall disclose or use Customer Information concerning Borrowers or Loan Applicants other than (i) to carry out the purposes for which such Customer Information has been disclosed to it hereunder, (ii) in connection with a sale or financing of the related Loans, or (iii) as permitted by Section 2.5 above. Further, UNI shall by written contract require UNI Third Party Service Providers to maintain the confidentiality of Customer Information in a similar manner.

(b)    Each party shall immediately notify the other party in writing of any Information Security Incident of which it becomes aware or reasonably suspects, but in no case later than twenty-four (24) hours after it becomes aware of or reasonably suspects the Information Security Incident. Such notice shall summarize in reasonable detail the effect of the Information Security Incident on such party, if known, and the corrective action taken or to be taken by the other party. The notifying party shall promptly take all necessary and advisable corrective actions, and shall cooperate fully in all reasonable and lawful efforts to prevent, mitigate or rectify such Information Security Incident. The notifying party shall (i) investigate such Information Security Incident and perform a root cause analysis thereon; (ii) remediate the effects of such Information Security Incident; and (iii) provide the other party with such assurances as such other party shall request that such Information Security Incident is not likely to recur. The content of any filings, communications, notices, press releases or reports related to any Information Security Incident shall be approved the notified party prior to any publication or communication thereof.

(c)    Upon the occurrence of an Information Security Incident involving nonpublic personal information in the possession, custody or control of a party or for such party is otherwise responsible, such party shall reimburse the other party for all Notification Related Costs incurred by such other party arising out of or in connection with any such Information Security Incident.

(d)    In addition, each party agrees that it will not make any material changes to its security procedures and requirements affecting the performance of its obligations hereunder which would materially reduce the security of its operations or materially reduce the confidentiality of any databases and Customer Information without the prior written consent of the other party.

(e)    Each party agrees and represents to the other that it and each of its Third Party Service Providers have, or will have prior to the receipt of any Confidential Information or Customer Information, designed and implemented an information security program that will comply in all material respects with the applicable requirements set forth in 12 C.F.R. Part 332 (Privacy of Consumer Financial Information), 12 C.F.R. Part 364 (including the Interagency Guidelines Establishing Information Security Standards found at Appendix B to Part 364), and 16 C.F.R Part 314 (the “CAN-SPAM Rule”), all as amended, supplemented and/or interpreted in writing by Regulatory Authorities and all other Applicable Law.

(f)    The parties agree that, in connection with the Referral Services, prior to a consumer on www.upstart.com selecting a Bank-specific offer, all information collected by UNI, including nonpublic personal information as defined under the Gramm-Leach-Bliley Act of 1999, is information of UNI (“UNI Information”) subject to UNI’s privacy policy and procedures. In the event a consumer selects a Bank loan offer through the Referral Services, UNI shall (i) obtain a consumer’s consent to share UNI Information with Bank, and (ii) provide the consumer with Bank’s privacy statement.

Section 10.6.    Force Majeure.

In the event that either party fails to perform its obligations under this Agreement in whole or in part as a consequence of events beyond its reasonable control (including acts of God, fire, explosion, public utility failure, accident, floods, embargoes, epidemics, war, terrorist acts, nuclear disaster or riot), such failure to perform shall not be considered a breach of this Agreement during the period of such disability, provided that each party shall not be excused from implementing disaster recovery and business continuity plans upon the occurrence of force majeure. In the event of any force majeure occurrence as set forth in this Section 10.6, the disabled party shall use its best efforts to meet its obligations as set forth in this Agreement. The disabled party shall promptly and in writing advise the other party if it is unable to perform due to a force majeure event, the expected duration of such inability to perform and of any developments (or changes therein) that appear likely to affect the ability of that party to perform any of its obligations hereunder in whole or in part. To the extent any force majeure event prevents a party from performing its obligations under the Program for more than thirty (30) days, the other party may terminate this Agreement immediately upon notice without payment of any termination fee or penalty, or any monthly minimum fees from an after the occurrence of the force majeure event.

Section 10.7.    Examinations and Financial Information.

(a)    Both parties agree to (i) submit to any examination that may be required by a Regulatory Authority having jurisdiction over the other party, during regular business hours and upon reasonable prior notice, provided that such other party shall use reasonable efforts to facilitate and/or schedule such examinations by Regulatory Authorities to limit disruptions to ongoing business operations of the party to be examined, and (ii) reasonably cooperate with the other party in responding to such Regulatory Authority’s examination and requests related to the Program.

(b)    UNI shall use commercially reasonable efforts to include audit rights for UNI or its designee in UNI’s agreements with critical UNI Third Party Service Providers, including reasonable access to (i) the offices of such UNI Third Party Service Providers and (ii) the books and records of such UNI Third Party Service Providers to the extent such books and records pertain to the Loans.

Section 10.8.    Relationship of Parties; No Authority to Bind.

Bank and UNI agree that they are independent contractors to each other in performing their respective obligations hereunder. Nothing in this Agreement or in the working relationship established and developed hereunder shall be deemed or is intended to be deemed, nor shall it cause, Bank and UNI to be treated as partners, joint venturers or otherwise as joint associates for profit. UNI understands and agrees that UNI’s name shall not appear on any Loan Document as a maker of a Loan and that Bank shall be responsible for all decisions to make or fund a Loan.    UNI shall refer to Bank any inquiries concerning the accuracy, interpretation or legal effect of any Loan Document. UNI shall not modify the terms of any Loan Document on behalf of Bank prior to purchase of the Loan by UNI. UNI’s responsibilities hereunder shall not constitute the “receipt” of the Loan Documents by Bank; instead, Bank shall be deemed to have received and reviewed the Loan Documents and supporting materials only after the Loan Documents and materials have previously been received at Bank’s offices, at which time and place Bank shall decide whether to make the Loan. UNI shall not represent to anyone that UNI has the authority or power to do any of the foregoing and shall make no representations concerning Bank’s transactions except as Bank shall expressly authorize in writing. Bank shall not have any authority or control over any of the property interests or employees of UNI. Without limitation of the foregoing, Bank and UNI intend, and they agree to undertake such action as may be necessary or advisable to ensure, that: (a) the Program complies with federal-law guidelines regarding outsourcing of bank-related activities, installment loans, bank supervision and control and safety and soundness procedures; (b) Bank is the lender under applicable federal-law standards and is authorized to export its home-state interest rates and matters material to the rate under 12 U.S.C.A. § 1831d; and (c) all activities related to the marketing and origination of a loan are made by UNI on behalf of Bank as disclosed principal for any relevant regulatory, agency law and contract-law purposes.

Section 10.9.    Severability.

Subject to Section 2.3(b), in the event that any part of this Agreement is ruled by a court, Regulatory Authority or other public or private tribunal of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed to have been omitted from this Agreement. The remainder of this Agreement shall remain in full force and effect, and shall be modified to any extent necessary to give such force and effect to the remaining provisions, but only to such extent. In addition, if the operation of the Program or the compliance by a party with its obligations set forth herein causes or results in a violation of an Applicable Law, the parties agree to negotiate in good faith to modify the Program or this Agreement as necessary in order to permit the parties to continue the Program in full compliance with Applicable Laws.

Section 10.10.    Successors and Third Parties.

This Agreement and the rights and obligations hereunder shall bind and inure to the benefit of the parties hereto and their successors and assigns. The rights and benefits hereunder are specific to the parties and shall not be delegated (except to Third Party Service Providers as contemplated herein) or assigned without the prior written consent of the other party. Nothing in this Agreement is intended to create or grant any right, privilege or other benefit to or for any Person other than the parties hereto.

Section 10.11.    Notices.

All notices and other communications under this Agreement shall be in writing (including communication by facsimile copy or other electronic means) and shall be deemed to have been duly given when delivered in person, by facsimile or email transmission, by express or overnight mail delivered by a nationally recognized courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

To Bank:	Cross River Bank
400 Kelby Street
Fort Lee, New Jersey 07024
Attention: Gilles Gade, President
Telephone:
Facsimile No.:
Email:

With a copy to:	Cross River Bank
400 Kelby Street
Fort Lee, New Jersey 07024
Attention: Arlen Gelbard, Esq., General Counsel
Telephone:
Facsimile No.:
Email:

And

Cross River Bank
400 Kelby Street
Fort Lee, New Jersey 07024
Attention: Adam Goller, Executive Vice President
Telephone:
Facsimile No.:
Email:

To UNI:	Upstart Network, Inc.
Two Circle Star Way
San Carlos, California 94070
Attention: Dave Girouard, CEO
Telephone:
Email:

With a copy to:	General Counsel
Telephone:
Email:

Section 10.12.    Waiver; Amendments.

The delay or failure of either party to enforce any of the provisions of this Agreement shall not be construed to be a waiver of any right of that party. All waivers must be in writing and signed by both parties. Subject to Section 2.3(a) herein, alterations, modifications or amendments of a provision of this Agreement, including all exhibits and schedules attached hereto, shall not be binding and shall be void unless such alteration, modification or amendment is in writing and signed by authorized representatives of UNI and Bank.

Section 10.13.    Counterparts.

This Agreement may be executed and delivered by the parties hereto in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree that this Agreement and signature pages may be transmitted between them by electronic mail and that PDF signatures may constitute original signatures and that a PDF signature page containing the signature (PDF or original) is binding upon the parties.

Section 10.14.    Specific Performance.

Certain rights which are subject to this Agreement are unique and are of such a nature as to be inherently difficult or impossible to value monetarily. In the event of a breach of Sections 10.4 or 10.5 this Agreement by either party, an action at law for damages or other remedies at law would be inadequate to protect the unique rights and interests of the parties. Accordingly, the terms of this Agreement shall be enforceable in a court of equity by a decree of specific performance or injunction. Such remedies shall, however, be cumulative and not be exclusive and shall be in addition to any other remedy which the parties may have.

Section 10.15.    Further Assurances.

From time to time, each party will execute and deliver to the other such additional documents and will provide such additional information as such other party may reasonably require to carry out the terms of this Agreement.

Section 10.16.    Entire Agreement.

This Agreement and its schedules and exhibits (all of which schedules and exhibits are hereby incorporated into this Agreement) and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede any prior or contemporaneous negotiations or oral or written agreements between the parties hereto with respect to the subject matter hereof or thereof, except where survival of prior written agreements is expressly provided for herein.

Section 10.17.    Survival.

The terms of Section 4.2(g), Section 4.3 (Intellectual Property), Article V (Loan Origination and Compensation), Article VI (Expenses), Section 8.2 (Effect of Termination), Section 9.1 (UNI’s Representations and Warranties), Section 9.2 (Bank’s Representations and Warranties), and this Article X (Miscellaneous) shall survive the termination or expiration of this Agreement.

Section 10.18.    Referrals.

Neither party has agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of such person’s services rendered in connection with this Agreement that would give rise to any valid Claim against the other party for any commission, finder’s fee or like payment.

Section 10.19.    Interpretation.

The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the parties.

Section 10.20.    Headings.

Captions and headings in this Agreement are for convenience only, and are not deemed part of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date.

CROSS RIVER BANK

By:	/s/ Gilles Gade
Name: Gilles Gade
Title: CEO

By:	/s/ Arlen Gelbard
Name: Arlen Gelbard
Title: General Counsel

UPSTART NETWORK, INC.

By:	/s/ Dave Girouard
Name: Dave Girouard
Title: CEO

EXHIBIT A

Fees and Eligible States

Origination Assistance Fees

The Origination Assistance Fee for each Loan shall be [***].

Eligible States

Loans under the Program shall be made by Bank in the jurisdictions permitted under the Program Guidelines only.

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT B

Credit Policy and Underwriting Procedures

Loans under the Program shall be made by Bank in accordance with the Bank’s credit policy and underwriting procedures set forth in the Program Guidelines.

EXHIBIT C

Compliance Guidelines

These Compliance Guidelines form a part of the Program Guidelines under the Third Amended and Restated Loan Program Agreement, dated as of January 1, 2019 (the “Agreement”) between Cross River Bank, an FDIC-insured New Jersey state chartered bank (“Bank”) and Upstart Network, Inc. (“UNI”). Capitalized terms used and not defined herein shall have the meanings given to those terms in the Agreement.

UNI and Bank each hereby agree that it, and all of its permitted assigns under the Agreement, shall promptly adopt and maintain a Compliance Management System (“CMS”) satisfactory for (i) complying with the examination manual of each Governmental Authority, and (ii) ensuring compliance with the terms of the Agreement, all Applicable Laws and the Program Guidelines, including policies and procedures for compliance with the following laws, regulations, and supervisory guidance, all as amended, supplemented and/or interpreted in writing by Regulatory Authorities and all other Applicable Law:

1.	Truth in Lending Act, 15 U.S.C. § 1601 et seq., and implementing regulations Regulation Z;

2.	Uniform Retail Credit Classification and Account Management Policy, 65 Fed. Reg. 36904 (FIL-40-2000, June 12, 2000);

3.	Guidance for Managing Third-Party Risk (FIL-44-2008, June 6, 2008); Fair Lending Laws, including:

a.	Equal Credit Opportunity Act, 15 U.S.C. § 1691 et seq., and Regulation B;

b.	Military Lending Act, 10 U.S.C. § 101 et seq.; and

c.	Servicemembers Civil Relief Act (“SCRA”)

4.	Fair Debt Collection Practices Act, 15 U.S.C. § 1692 et seq., and implementing regulations Regulation F;

5.	Fair Credit Reporting Act and Fair Credit Billing Act;

6.	Bank Secrecy Act (“BSA”) 31 U.S.C. § 5311 et seq. and Regulation X and Anti-Money Laundering (“AML”) laws and regulations;

7.	All applicable sections of the USA PATRIOT Act and implementing regulations related to Know-Your-Customer (“KYC”) and Customer Identification Programs (“CIP”);

8.	The Electronic Funds Transfer Act, 15 U.S.C. § 1693 et seq., and Regulation E;

9.

All applicable regulations, guidelines, and commentaries issued by the Board of Governors of the Federal Reserve System and the Federal Financial Institutions Examination Council related to electronic funds transfer;

10.	Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., and Regulation P;

11.	Telephone Consumer Protection Act and all rules and regulations applicable to the Do-Not-Call-Registry;

12.	Federal Trade Commission Act and all state acts governing fair trade and trade practices, including Unfair, Deceptive or Abusive Acts or Practices (“UDAAP”), 12 U.S.C. § 5536 et seq.;

13.

Consumer Financial Information Privacy requirements set forth at 12 C.F.R. Part 332, the Interagency Guidelines Establishing Information Security Standards found at Appendix B to 12 C.F.R. Part 364, and a safeguards policy, demonstrating the safeguarding of consumer data in transmission and storage consistent with 16 C.F.R. § 314 (“CAN-SPAM Rule”) and, as applicable, the Payment Card Industry Data Security Standard, as amended, including the rules and regulations thereunder;

14.

To the extent applicable under the Program, the medical and personal information protection provisions of the Health Insurance Portability & Accountability Act of 1996, the regulations promulgated thereunder, and the related privacy and security provisions of the Health Information Technology for Economic and Clinical Health Act of 2009, as amended, including the rules and regulations thereunder;

15.	Red flags policy, demonstrating fraud prevention (12 C.F.R. §§ 222 and 1022); and

16.	All state and local laws related to the matters addressed above.

To the extent that UNI is not subject to such statutes, rules and regulations, but Bank is so subject, it shall be the responsibility of UNI to maintain a CMS and provide such information and assistance as Bank shall need for Bank to meet its own compliance obligations.

In addition, each of Bank and UNI shall adopt and maintain a CMS, including the following additional elements:

•	Internal controls sufficient to implement the Program Guidelines and requirements of the Agreement and Applicable Laws, including a formal complaint policy and handling procedures.

•

An audit policy requiring internal monitoring and testing of its compliance and operations and external auditing of its operations, including compliance with the Program Guidelines, no less frequently than required by the Agreement.

•

A training policy and program that will apply to all personnel associated with the Program, including its employees, affiliates, subsidiaries, and Third Party Service Providers. The training policy and program should train personnel on the substantive areas of law identified in these Guidelines, as well as other Applicable Laws related to the Program, together with operational procedures associated with the Program.

•

A third party risk management policy and program to oversee Third Party Service Providers associated with the Program consistent with guidance from the Regulatory Authorities on Third Party Risk. The third party risk management policy and program should assess and monitor risk of all Third Party Service Providers on an ongoing basis, which shall be reflected in the contracts with Third Party Service Providers.

•

UNI shall oversee any UNI Third Party Service Providers involved with advertising, marketing, and direct consumer communication, and UNI shall ensure that Bank has direct access to Advertising Materials.

•

A designated compliance officer to oversee the CMS, implement the compliance program, coordinate internal and external reporting, including malfunctions of the CMS, and serve as a compliance liaison between UNI and Bank. The designated compliance officer should report to its executive management or the board of directors, as applicable.

•	Formal procedures for corrective actions associated with breaches in the CMS or noncompliance with Applicable Laws or the Program Guidelines, as well as reporting corrective actions.

Each of UNI and Bank shall require all permitted assigns, including affiliates, subsidiaries, and Third Party Service Providers to implement a CMS consistent with UNI’s obligations, duties and responsibilities under the Agreement and UNI shall be responsible for the CMS of such parties.

Each party shall take reasonable steps to keep the other party informed of any material issue with any of the elements of its respective CMS and the remedial measures to be taken to address such issue.

These Compliance Guidelines supplement requirements of UNI and Bank under the Agreement. They do not obviate or negate compliance by UNI or Bank with the terms of the Agreement.

Schedule 3.1(i)(A)

Mo. Reporting Data Fields

Data
Delinquent – 30 Days Late - # of loans of book outstanding
Delinquent – 30 Days Late - $ amount of loans outstanding
Delinquent – 30 Days Late - % of loans ($ amount of loans 30 days late / current loan $ outstanding)
Delinquent – 60 - 90 Days Late - # of loans of book outstanding
Delinquent – 60 - 90 Days Late - $ amount of loans of book outstanding
Delinquent – 60- 90 Days Late - % of loans ($ amount of loans 60 days late / current loan $outstanding)
Delinquent – 90 Days Late or charged off - # of loans (since inception)
Delinquent – 90 Days Late +or charged off - $ amount of loans (since inception
Delinquent – 90 Days Late + & charged off - % of loans ($ amount of loans 90 Days Late + & charged off / total $ amount of loans originated )
First Payment Default Data- # of loans with 1st payments due 2 months prior but defaulted
First Payment Defaults- % ( of loans with 1st payments due 2 months prior but defaulted/loans with 1st payments due prior month )
First Payment Defaults ($ amount of loans of loans with 1st payments 2 months prior but defaulted
Historical First Month Default $ (total $ of CO at 1st payment / total loans originated since inception)
Projected Loans (#) - 90 days
Projected Loans ($) - 90 days
Projected Loans (#) - 180 days
Projected Loans ($) - 180 days
Projected Loans (#) - 12 months
Projected Loans ($) - 12 months

Did Products Offering Change from last month? (3rd tab) Y or N
Have all complaints from prior months report have either been resolved/closed? (2nd tab) Y or N

% of Loan Applications Approved (mo.)

*Please provide current performance reports with all applicable charts and data

Schedule 3.1(i)(E)

[***]

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT NO. 1 TO THIRD AMENDED AND RESTATED LOAN PROGRAM AGREEMENT

This Amendment No. 1 to the Third Amended and Restated Loan Program Agreement (this “Amendment”), is made and entered into as of November 20, 2019 (“Effective Date”), by and between CROSS RIVER BANK, a New Jersey state chartered bank (“Bank”), and UPSTART NETWORK, INC., a Delaware corporation (“UNI”). Bank and UNI may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined in this Amendment have the definitions ascribed to such terms in the Agreement (defined below).

A.

Pursuant to that certain Third Amended and Restated Loan Program Agreement dated as of January 1, 2019, by and between Bank and UNI (as amended, modified, or otherwise restated from time to time, the “Agreement”), UNI is providing Bank with certain loan origination assistance services.

B.	The Parties now desire to amend the Agreement in one or more certain respects, as set forth in this Amendment.

For and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the parties, intending to be legally bound, agree as follows:

1.	Amendments to Agreement.

1.1.	Section 9.1(n)(F) of the Agreement is amended and restated in its entirety to read as follows:

“(F) umbrella liability with limits not less than Ten Million ($10,000,000.00) Dollars per occurrence and aggregate;”

1.2.	Exhibit A of the Agreement is amended and restated in its entirety to read as follows:

“EXHIBIT A

Fees and Eligible States

Origination Assistance Fees

The Origination Assistance Fee for each Loan shall be equal to the sum of two separate origination-related fees that are collected by Bank from the Borrower: (1) a “Platform Fee” and (2) a “Referral Services Fee.”

The Platform Fee for each loan shall be equal to [***] of the original principal balance of each Loan, unless UNI and Bank have agreed to a lesser percentage in accordance with the Program Guidelines and as set forth in each Funding Statement, in which case the Platform Fee shall be equal to such lesser percentage mutually agreed to by the parties.

The Referral Services Fee for each Loan, if any, shall be equal to [***].

***	Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Eligible States

Loans under the Program shall be made by Bank in the jurisdictions permitted under the Program Guidelines only.”

2.	Miscellaneous.

2.1.

The Agreement, as amended herein, is ratified, approved and confirmed in each and every respect. In the event of any conflict or inconsistency between the provisions of the Agreement and this Amendment, the provisions of this Amendment shall control and govern.

2.2.

The Agreement, as amended herein, constitutes the entire agreement concerning the subject matter hereof and supersedes any prior or contemporaneous representations or agreements (whether written or oral) concerning the subject matter hereof.

2.3.	All references to the Agreement in any other document, instrument, agreement or other writing shall be deemed to refer to the Agreement as amended by this Amendment.

2.4.	Each party executing this Amendment represents that it has full authority and legal power to do so.

2.5.	This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

2.6.

This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Delivery of an executed counterpart of this Amendment by electronic method of transmission is as effective as delivery of an original executed counterpart. An executed counterpart of this Amendment delivered by electronic method shall be followed by delivery of an original copy of such executed counterpart, but the failure to do so shall not affect the validity, enforceability, and binding effect of this Amendment.

[Signatures set forth on following page]

Amendment No. 1 to Third Amended and Restated Loan Program Agreement

The parties hereto have executed this Amendment as of the Effective Date set forth above.

CROSS RIVER BANK		UPSTART NETWORK, INC.

By:	/s/ Adam Goller	By:	/s/ Sanjay Datta
Name:	Adam Goller	Name:	Sanjay Datta
Title:	EVP	Title:	Chief Financial Officer

Amendment No. 1 to Third Amended and Restated Loan Program Agreement

EXECUTION VERSION

AMENDMENT NO. 1 TO THIRD AMENDED AND RESTATED LOAN PROGRAM AGREEMENT

This Amendment No. 1 to the Third Amended and Restated Loan Program Agreement (this “Amendment”) is entered into as of November 25, 2020 by and between UPSTART NETWORK, INC., a Delaware corporation (“UNI”) and CROSS RIVER BANK, a New Jersey state-chartered bank (“Bank”).

RECITALS:

WHEREAS, UNI and Bank have entered into a Third Amended and Restated Loan Program Agreement, dated as of January 1, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Program Agreement”) to govern the origination of certain loans by Bank and the engagement of UNI by Bank to perform certain marketing and other services; and

WHEREAS, Bank is a party to the Assurance of Discontinuance dated as of August 7, 2020, and attached hereto as Exhibit A (the “Colorado Settlement Agreement”) with the Administrator of the Uniform Consumer Credit Code (“UCCC”) of the State of Colorado, relating to the origination of certain loans to borrowers located in Colorado; and

WHEREAS, the Colorado Settlement Agreement sets forth criteria constituting compliance with applicable UCCC provisions, creating a “Safe Harbor” for closed-end consumer loans made to Colorado borrowers through Bank loan programs; and

WHEREAS, it is the intent of UNI and Bank to amend the Loan Program Agreement, in order to ensure compliance with the Safe Harbor, and to adopt certain practices with respect to the Program more broadly.

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT:

SECTION 1. DEFINED TERMS.

Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Loan Program Agreement or the Colorado Settlement Agreement.

SECTION 2. EFFECTIVE DATE.

This Amendment shall be effective as of the date first set forth above.

SECTION 3. AMENDMENTS

The Loan Program Agreement is amended as follows:

(a) Section 1.1 is amended by inserting the term(s) below into the Definitions section in appropriate alphabetical order:

“Colorado Compliance Report” means, in addition to the Annual Supervised Lender Annual Report, a written compliance report required by the Colorado Administrator of the UCCC on an annual basis, that contains the following information: (1) a list of every Specified Loan originated through the Program during the year of such Colorado Compliance Report, which includes for each Specified Loan: (i) account number, (ii) amount financed, (iii) APR, (iv) funding date, (v) then-current creditor and (vi) whether or not the Specified Loan was transferred to UNI; and (2) a narrative explanation of whether the Program is relying on the Structural Criteria to make Specified Loans in Colorado, and to the extent the Program is relying on the Structural Criteria, a reasonably comprehensive explanation of which Structural Criteria and the manner in which UNI has complied with such Structural Criteria.

(b) Section 1.1 is amended by replacing the first sentence of the definition of “Advertising Materials” with the sentence set forth below:

“Advertising Materials” means all materials and methods used by UNI in the performance of its marketing and solicitation Services under this Agreement in connection with the origination of Loans by Bank, including advertisements, direct mail pieces, brochures, website materials and any other similar materials, and includes all content related to the Program on any website hosted by UNI.

(c) A new Section 2.7 is inserted as follows:

Section 2.7. Safe Harbor Provisions. The Parties intend to offer the Program in accordance with the applicable Safe Harbor terms of the Colorado Settlement Agreement to Bank, and to give effect to the applicable terms of the Safe Harbor. Bank may terminate its origination of Specified Loans at any time.

(d) Section 3.1(i)(D) is amended by inserting the following new sentence at the end of the existing text:

Without limiting the foregoing, Bank may exercise oversight over any credit models used by UNI in connection with the Program, including governance of the credit models under applicable model risk management required by any Regulatory Authorities or pursuant to Applicable Law. UNI shall cooperate with Bank with respect to any requests from Bank in connection therewith.

(e) Section 3.1(p) is amended by inserting the following sentence at the end of the existing text:

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UNI understands that Bank has ultimate approval authority over UNI’s oversight and/or third party risk management program pertaining to its significant Third Party Service Providers.

(a) Section 3.2(a) is amended by inserting the following new sentence after the existing text:

Bank shall have the right to make an exception to its Credit Policy with respect to any particular transaction, in its sole discretion, provided that Bank shall expressly communicate such exception to UNI.

(b) Section 4.2(d) is amended by inserting the following new sentence at the end of the existing test:

For the avoidance of doubt, Bank has the right to audit all Advertising Materials pursuant to this Agreement.

(c) Section 5.1 is amended by inserting the following new clause 5.1(c) immediately following the existing text of clause 5.1(b):

Bank shall fund all Loans in the manner set out in the Program Guidelines, and from its own account using any source allowable by banking regulation, including a combination of its own capital, reserves, retained earnings, deposits, and credit facilities. Funds shall not be provided by UNI to Bank for the express purpose of funding the origination of Loans. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall obligate Bank to extend credit to a Loan Applicant or disburse a Loan if Bank determines in its reasonable discretion that doing so would be an unsafe or unsound banking practice

(d) Section 9.2(f) is amended by inserting the following new sentence after the existing text:

Insofar as the Bank determines to make an exception to its Credit Policy with respect to any particular transaction, it will communicate such exception expressly to UNI.

(e) Section 9.3 is amended by inserting the following new Sections 9.3(k) and 9.3(l) immediately following the existing text of Section 9.3(j):

(k) UNI has a Supervised Lenders’ License issued by the Administrator of the Uniform Consumer Credit Code (“UCCC”) in Colorado pursuant to the UCCC, C.R.S. § 5-2-301, and shall at all times maintain such license in good standing to the extent the Program offers “supervised loans” in Colorado as defined by UCCC, C.R.S. 5-1-301(47) and UNI takes assignment of and undertakes direct collection of payments from or enforcement of rights against consumers arising from such supervised loans, and to the extent required by Applicable Law. UNI shall timely submit all reports required by the Administrator of the Uniform Consumer Credit Code in Colorado, including, without limitation, the annual Colorado Compliance Report, and shall provide copies of such reports to Bank.

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(l) All Loan Agreements for Specified Loans shall provide that Colorado law applies to such Loan Agreements, except where otherwise preempted or authorized by federal law, including that any “interest” terms as contemplated by 12 U.S.C. § 1831d (including origination fees, periodic interest, late fees, and returned check fees) shall be governed by 12 U.S.C. § 1831d and the laws of Bank’s home state.

(f) Exhibit C (Compliance Guidelines) is amended by adding the bracketed language to the existing text in Section 3:

Guidance for Managing Third-Party Risk (FIL-44-2008, June 6, 2008); [Proposed Guidance for Third-Party Lending (FIL-50-2016) or such successor or replacement guidance as may be in effect from Bank’s Regulatory Authorities from time to time]; Fair Lending Laws, including:

a.	Equal Credit Opportunity Act, 15 U.S.C. § 1691 et seq., and Regulation B;

b.	Military Lending Act, 10 U.S.C. § 101 et seq., and

c.	Servicemembers Civil Relief Act (“SCRA”)

(g) Exhibit C (Compliance Guidelines) is amended by adding the following new paragraph as the final paragraph:

UNI will maintain the following records related to the Program for as long as the Agreement is in effect and for a minimum period of two (2) years following termination of the Agreement:

a.	A record of Bank’s approval of Advertising Materials

b.	A record of any Credit Policy Manual exceptions granted by Bank.

c.

A record of all approvals by Bank of Third Party Service Providers engaged by UNI to perform services relating to the Program, and of UNI’s oversight and/or third-party risk management program pertaining to such Third Party Service Providers.

(h) The Audit and Monitoring Program Matrix of Schedule 3.1(i)(E) is amended by adding the following as the last row of the existing table:

Colorado Compliance Report	Annually	Per MPL	Required in connection with the Annual Supervised Lenders Report	December 31, 2020 and 1 year from prior

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SECTION 4. EFFECT ON THE LOAN PROGRAM AGREEMENT.

(a) Upon this Amendment becoming effective, each reference to the “Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Loan Program Agreement, shall mean and be a reference to the Loan Program Agreement as modified by this Amendment.

(b) This Amendment is not intended to create, nor does it create and shall not be construed to create, a partnership or joint venture or any other common association for profit between Bank and the UNI.

SECTION 5. EXECUTION IN COUNTERPARTS.

This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Amendment by facsimile transmission or otherwise transmitted or communicated by email shall be as effective as delivery of a manually executed counterpart of this Amendment.

SECTION 6. HEADINGS.

Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

SECTION 7. ENTIRE AGREEMENT.

The Loan Program Agreement, as amended herein, is ratified, approved and confirmed in each and every respect, and constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof. In the event of any conflict or inconsistency between the provisions of the Loan Program Agreement and this Amendment, the provisions of this Amendment shall control and govern.

SECTION 8. SUCCESSORS AND ASSIGNS.

This Amendment shall be binding on and shall inure to the benefit of UNI and Bank and their respective successors and assigns.

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SECTION 9. MISCELLANEOUS.

The provisions contained in Section 10.3 (Governing Law; Arbitration) of the Loan Program Agreement are incorporated herein by this reference and shall govern this Amendment.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

UPSTART NETWORK, INC.

By:	/s/ Dave Girouard
Name: Dave Girouard
Title: CEO

CROSS RIVER BANK

	By:	/s/Gilles Gade
Name: Gilles Gade
Title: President and Chief Executive Officer

	By:	/s/Arlen Gelbard
Name: Arlen Gelbard
Title: EVP, General Counsel

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Exhibit A

Colorado Settlement Agreement

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EXECUTION COPY

Upstart-CRB Auto Loan Program

Program Agreement Addendum

This Auto Loan Program Program Agreement Addendum (the “Addendum”) is entered into as of November 25, 2020 (“Addendum Effective Date”) and is attached to and made a part of the Third Amended and Restated Loan Program Agreement between Cross River Bank (“CRB”) and Upstart Network, Inc. (“UNI”) dated January 1, 2019 (the “Program Agreement”).

WHEREAS, under the Program CRB originates unsecured personal loans on the UNI Platform and UNI’s provision of origination assistance services in connection with such loan originations all pursuant to the terms and conditions set forth in the Program Agreement;

WHEREAS, the parties wish to expand the Program to include CRB’s origination of secured loans used for the purpose of purchasing or refinancing of a motor vehicle loan or retail installment contract (“Auto Loan”) on the UNI Platform and UNI’s provision of origination assistance services in connection with such Auto Loan originations (“Auto Loan Program”); and

WHEREAS, the parties wish to supplement the Program Agreement with additional terms and conditions related to the Auto Loan Program.

NOW THEREFORE, in consideration of the mutual covenants and promises exchanged herein, the receipt and sufficiency of which is hereby acknowledged as adequate consideration, the parties agree as follows:

(1)	Definitions. Capitalized terms used in this Addendum but not defined herein will have the same meaning as in the Program Agreement.

(2)	Auto Loan Program. The parties agree:

a.

Each Auto Loan is a Loan under the Program Agreement, the Auto Loan Program is part of the Program and, except as set forth in this Addendum, the terms and conditions set forth in the Program Agreement that apply to Loans and the Program shall apply to Auto Loans and the Auto Loan Program.

b.

The Program Guidelines, including the Credit Policy, Underwriting Procedures, Program Terms shall be updated to include the specifications associated with Auto Loans to be originated under the Auto Loan Program, as such may be updated from time to time in accordance with Section 2.3 of the Agreement. UNI shall comply with the Program Terms and the Program Guidelines in connection with the administration of the Auto Loan Program.

c.

UNI shall cause each Auto Loan to be secured by a valid, legal, perfected, enforceable first-priority lien on the related financed vehicle. UNI shall take all such actions and deliver and cause to be duly filed any and all instruments and documents, including, without limitation, UCC financing statements, necessary to assure, obtain, preserve, protect and perfect Bank’s security interest in the Auto Loan and financed vehicle and the related rights and remedies with respect thereto.

d.

UNI shall cause the Loan Documents for each Auto Loan to include the title file and each of the following, as part of the servicing file for such Auto Loan or otherwise: (i) the application of the obligor for credit; (ii) a copy of the Auto Loan agreement and any amendments thereto; (iii) a copy (but not the original) of any certificate of title, including evidence of the notation of Bank’s or Purchaser’s (as applicable) security interest on the title to the motor vehicle, and the related application therefor, as applicable with respect to the financed vehicle and the particular State; (iv) proof of insurance or application therefor with respect to the financed vehicle securing the Auto Loan; and (v) such other documents as Bank additionally maintains in connection with the origination and servicing of any Auto Loan.

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EXECUTION COPY

(3)

Miscellaneous. The terms and conditions of the Program Agreement in effect between the parties shall continue to be in full force and effect and apply to this Addendum; provided however, that solely with respect to the subject matter of this Addendum, in the event of a conflict between the terms of the Program Agreement and the terms of this Addendum, the terms of this Addendum shall control. This Addendum may not be altered, amended, or modified except by written instrument, signed by the duly authorized representatives of all parties.

[Signature Page Follows]

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EXECUTION COPY

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Addendum to be executed by their duly authorized representatives as of the Addendum Effective Date.

CROSS RIVER BANK	UPSTART NETWORK, INC.

/s/ Gilles Gade	/s/ Dave Girouard
Name: Gilles Gade	Name: Dave Girouard
Title: CEO	Title: CEO

/s/ Arlen Gelbard
Name: Arlen Gelbard
Title: General Counsel

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